Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

BY AND AMONG

5E ADVANCED MATERIALS, INC.,

THE GUARANTORS,

THE PURCHASERS,

AND

ALTER DOMUS (US) LLC

as Collateral Agent

Dated as of August 11, 2022

TABLE OF CONTENTS

1. DEFINITIONS AND OTHER TERMS		1

1.1	Terms	1
1.2	Section References	1
1.3	Divisions	1
1.4	Australian Banking Code of Practice	1
1.5	Definitions	2

2. NOTES AND TERMS OF PAYMENT		37

2.1	[Reserved]	37
2.2	Issuance of Notes	37
2.3	Payment of Interest on the Notes	38
2.4	Fees	39
2.5	Taxes; Increased Costs	39
2.6	Notes	39
2.7	Reserved	40
2.8	Conversion	40
2.9	Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change	51
2.10	Reserved	52
2.11	Effect of Common Stock Change Event	52

3. CONDITIONS OF NOTES		54

3.1	Conditions Precedent to the Effective Date	54
3.2	Additional Conditions Precedent to Closing	54
3.3	Covenant to Deliver	56
3.4	Post-Closing Obligations	56

4. CREATION OF SECURITY INTEREST		56

4.1	Grant of Security Interest	56
4.2	Authorization to File Financing Statements	57

5. REPRESENTATIONS AND WARRANTIES		57

5.1	Due Organization, Authorization: Power and Authority	57
5.2	Collateral	58
5.3	Subsidiaries’ Equity Interests	59
5.4	Litigation	59
5.5	No Broker’s Fees	59
5.6	No Material Adverse Change; Financial Statements	59
5.7	No General Solicitation	59
5.8	Accredited Investors	60

i

5.9	Solvency	60
5.10	No Registration Required	60
5.11	SEC Reports	60
5.12	Internal Controls	60
5.13	Disclosure Controls and Procedures	61
5.14	Regulatory Compliance	61
5.15	Investments	62
5.16	Tax Returns and Payments; Pension Contributions	62
5.17	Full Disclosure	62
5.18	Enforceability	63
5.19	Valid Issuance of Notes and Guarantees	63
5.20	Title Ownership	63
5.21	Environmental Matters	64
5.22	Trustee	64

6. AFFIRMATIVE COVENANTS		64

6.1	Government Compliance	64
6.2	Financial Statements, Reports, Certificates; Notices	65
6.3	Inventory; Returns	67
6.4	Taxes; Pensions	67
6.5	Insurance	68
6.6	Collateral Accounts	68
6.7	Protection of Intellectual Property Rights	68
6.8	Litigation Cooperation	69
6.9	Landlord Waivers; Bailee Waivers	69
6.10	Creation/Acquisition of Subsidiaries	69
6.11	Further Assurances	69
6.12	Title Ownership	70
6.13	Environmental Matters	70
6.14	Compliance Policies	70
6.15	Board of Directors	70

7. NEGATIVE COVENANTS		70

7.1	Dispositions	70
7.2	Changes in Business or Business Locations	71
7.3	Mergers or Acquisitions	71
7.4	Incurrence of Indebtedness and Issuance of Preferred Stock	71
7.5	Encumbrance	72
7.6	Maintenance of Collateral Accounts	72
7.7	Restricted Payments	72
7.8	[Reserved]	73
7.9	Transactions with Affiliates	73
7.10	Dividend and Other Payment Restrictions Affecting Subsidiaries	74
7.11	Compliance	76
7.12	Compliance with Anti-Terrorism Laws	76

7.13	Limitation on Issuance of Capital Stock	77
7.14	Financial Covenant	77

8. EVENTS OF DEFAULT		77

8.1	Payment Default	77
8.2	Covenant Default	77
8.3	Material Adverse Change	77
8.4	Attachment; Levy; Restraint on Business	78
8.5	Insolvency	78
8.6	Other Agreements	78
8.7	Judgments	78
8.8	Misrepresentations	78
8.9	Change in Control	78
8.10	Guaranty	78
8.11	Governmental Approvals	79
8.12	Lien Priority	79
8.13	Cure Right	79

9. RIGHTS AND REMEDIES		80

9.1	Rights and Remedies	80
9.2	Power of Attorney	82
9.3	Protective Payments	82
9.4	Application of Payments and Proceeds	82
9.5	Liability for Collateral	83
9.6	No Waiver; Remedies Cumulative	83
9.7	Demand Waiver	84
9.8	Grant of Intellectual Property License	84
9.9	Setoff and Sharing of Payments	84

10. NOTICES		85

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		86

11.1	Waiver of Jury Trial	86
11.2	Governing Law and Jurisdiction	87
11.3	Submission to Jurisdiction	87
11.4	Service of Process	87
11.5	Non-exclusive Jurisdiction	88

12. GENERAL PROVISIONS		88

12.1	Successors and Assigns	88
12.2	Indemnification; Waivers	89
12.3	Severability of Provisions	90
12.4	Correction of Note Documents	90
12.5	Amendments in Writing; Integration	90

12.6	Counterparts	92
12.7	Survival	92
12.8	Confidentiality	92
12.9	Right of Set Off	93
12.10	Cooperation of Issuer	93
12.11	Public Announcement	93
12.12	Collateral Agent and Purchaser Agreement	94
12.13	Time of Essence	94
12.14	Termination Prior to Maturity Date; Survival	94
12.15	Guaranty	94
12.16	Representations and Warranties of the Purchasers	96
12.17	Tax Matters	98
12.18	PPSA Provisions	98

Exhibits

Exhibit A – Description of Collateral

Exhibit B – Collateral Agent and Purchaser Terms

Exhibit C – Taxes; Increased Costs

Exhibit D – Compliance Certificate

Exhibit E – Form of Note

Exhibit F – Form of Registration Rights Agreement

Schedules

Schedule 2.2 – Purchasers

Schedule 7.4 – Existing Indebtedness

Schedule 7.7 – Existing Investments

THIS NOTE PURCHASE AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of August 11, 2022 (the “Effective Date”) is entered into by and among, BEP Special Situations IV LLC (“Bluescape”) and any other persons otherwise a party hereto from time to time (each a “Purchaser”), 5E Advanced Materials, Inc., a Delaware corporation with offices located at 19500 State Highway 249, Suite 125, Houston, TX, 77070 (“Issuer”), the Guarantors from time to time party hereto and Alter Domus (US) LLC (“Alter Domus”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), provides the terms on which the Purchasers shall purchase the Notes (each as defined below) as set forth herein. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.5 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 or otherwise (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Australian Banking Code of Practice. Each party to this Agreement agrees that the Australian Banking Code of Practice does not apply to the Note Documents and the transactions under them.

1.5 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Shares”	Section 2.9(a)

“Agreement”	Preamble

“Claims”	Section 12.2(a)

“Closing”	Section 2.2(a)(ii)

“Closing Date”	Section 2.2(a)(ii)

“Collateral Agent”	Preamble

“Collateral Agent Expenses”	Exhibit B, Section 6

“Collateral Agent Fees”	Section 2.4(b)

“Collateral Agent License”	Section 9.8

“Common Stock Change Event”	Section 2.11(a)(iv)

“Communications”	Section 10

“Connection Income Taxes”	Exhibit C, Section 1

“Conversion Consideration”	Section 2.8(c)

“Cure Period”	Section 8.13

“Cure Right”	Section 8.13

“Declined Amount”	Section 2.2(c)

“Default Rate”	Section 2.3(b)

“Degressive Issuance”	Section 2.8(d)(vi)

“Effective Date”	Preamble

“Environmental Laws”	Section 5.21(a)

“Environmental Permits”	Section 5.21(a)

“Event of Default”	Section 8

“Excess Funding Guarantor”	Section 12.15(f)

“Excluded Taxes”	Exhibit C, Section 1

“Expiration Date”	Section 2.8(d)(v)

“Expiration Time”	Section 2.8(d)(v)

“FATCA”	Exhibit C, Section 1

“Financial Covenant”	Section 8.13.

“Foreign Purchaser”	Exhibit C, Section 1

“Guaranteed Obligations”	Section 12.15

“Indemnified Person”	Section 12.2(a)

“Indemnified Taxes”	Exhibit C, Section 1

“Intended Tax Treatment”	Section 12.17

“Issuer”	Preamble

“Mandatory Prepayment Date”	Section 2.2(c)

“New Subsidiary”	Section 6.10

“Note” and “Notes”	Section 2.2

“Other Connection Taxes”	Exhibit C, Section 1

“Other Taxes”	Exhibit C, Section 1

“Participant Register”	Section 12.1

“Perfection Certificate” and “Perfection Certificates”	Section 5.1

“PIK Interest”	Section 2.3(d)

“Pre-Approved Director”	Section 6.15

“Purchase Price”	Section 2.2(a)(i)

“Purchaser” and “Purchasers”	Preamble

“Purchaser’s Note Record”	Section 2.6

“Purchaser Transfer”	Section 12.1

“Recipient”	Exhibit C, Section 1

“Reference Property”	Section 2.11(a)(iv)

“Reference Property Unit”	Section 2.11(a)(iv)

“Register”	Section 12.1

“Spin-Off”	Section 2.8(d)(iii)(2)

“Spin-Off Valuation Period”	Section 2.8(d)(iii)(2)

“Successful Capital Raise”	Section 1.4

“Successor Person”	Section 2.11(a)(iv)(2)

“Tender/Exchange Offer Valuation Period”	Section 2.8(d)(v)

“Termination Date”	Exhibit B, Section 8

“U.S. Person”	Exhibit C, Section 1

“U.S. Tax Compliance Certificate”	Exhibit C, Section 7

“Weighted Average Issuance Price”	Section 2.8(d)(vi)

“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Issuer.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any assets (other than cash, Cash Equivalents, securities and notes) to be owned by Issuer or any Subsidiary and used in a Permitted Business; or

(2) Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by Issuer or another Subsidiary from any Person other than Issuer or a Subsidiary; provided, however, that, in the case of this clause (2), such Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Affiliate Transaction” means a transaction in which Issuer or any Subsidiaries acts to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer or any Subsidiaries, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Issuer or the relevant Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by Issuer or such Subsidiary with a Person that is not an Affiliate of Issuer or such Subsidiary;

(2) Issuer delivers to the Purchasers, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 7.9 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(3) Issuer delivers to the Purchasers, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (A) as to the fairness of the transaction to Issuer and the Subsidiaries from a financial point of view; or (B) stating that the terms of such transaction are, taken as a whole, no less favorable to Issuer or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Issuer or such Subsidiary with a Person that is not an Affiliate of Issuer or any Subsidiary.

The definition of “Affiliate Transaction” above is subject to the exceptions in Section 7.9.

“Anti-Corruption Laws” are any laws, rules, or regulations relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act and UK Bribery Act.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism, sanctions or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, the laws, regulations, and orders administered by OFAC and the U.S. State Department, and similar applicable laws, regulations and directives imposed or enforced by the United Nations Security Council, European Union, United Kingdom and Australia.

“Asset Sale” means any Transfer, excluding:

(1) Transfers involving assets having a Fair Market Value in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000);

(2) a transfer of assets (including, without limitation, Capital Stock) between or among Issuer and the Subsidiaries;

(3) an issuance of Capital Stock by a Subsidiary to Issuer or to another Subsidiary;

(4) any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use (including the abandonment or other disposition of property that is, in the reasonable judgment of Issuer, no longer profitable, economically practicable to maintain or useful in the conduct of the business of Issuer and the Subsidiaries, taken as whole), in each case, in the ordinary course of the business of Issuer and the Subsidiaries;

(5) a Restricted Payment that does not violate Section 7.7, or a Permitted Investment;

(6) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of products, services, Intellectual Property, inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(7) a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(8) (x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; or (y) the sale, settlement, termination, unwinding or other disposition of Hedging Obligations or other financial instruments in the ordinary course of business;

(9) any foreclosure, condemnation, expropriation or any similar action with respect to the property or other assets of Issuer or any Subsidiary;

(10) the sublease or assignment to third parties of leased facilities in the ordinary course of business;

(11) the transfer, sale or other disposition resulting from any involuntary loss of title, casualty event, involuntary loss or damage to or destruction of, or any condemnation or other taking of, any property or assets of Issuer or any Subsidiary;

(12) the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 7.5;

(13) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(14) the sale or other disposition of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement; and

(15) sales, transfers and other dispositions of Investments in joint ventures made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“ASX” means ASX Limited (ACN 008 624 691) or the securities exchange operated by it (as the context requires).

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation”.

“Australia” means the Commonwealth of Australia (and “Australian” shall be construed accordingly).

“Australian Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Australian Obligors” means each Subsidiary of the Issuer established or incorporated in Australia that is, or is required to become, a Guarantor hereunder.

“Australian Security Documents” means the General Security Deed and the Operating Company Pledge Agreement.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof (or, if any PIK Interest has been paid, $1.00 or any integral multiple of $1.00 in excess thereof).

“Banking Code of Practice” means the Banking Code of Practice published by the Australian Bankers’ Association, as amended, revised or amended and restated from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise the subject of Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on any OFAC List or other similar list.

“Board of Directors” means the Board of Directors (or the functional equivalent thereof) of Issuer or any duly authorized committee of such Board of Directors.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease on or prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that such determination shall be made without giving effect to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition. Unless the context otherwise requires, Capital Stock shall refer to Capital Stock of Issuer.

“Cash Equivalents” means:

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding five years from the date of acquisition;

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by Standard & Poor’s Ratings, a division of McGraw Hill Financial, Inc. (“S&P”), or at least “A2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Issuer) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;

(6) demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition;

(7) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6); and

(8) in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are (i) substantially equivalent in tenor, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiary operates and (iii) customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.

“Change in Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any Person, (b) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The NASDAQ Global Select Market, The NASDAQ Global Market or The New York Stock Exchange (or any of their respective successors), (c) any recapitalization or change of the Common Stock as a result of which the Common Stock would be converted into stock, other securities, other property or assets, any share exchange, or any consolidation or merger or other transaction of the Issuer pursuant to which the Common Stock will be converted into cash, securities or other property or assets (or any combination thereof), unless the Beneficial Owners of the Common Stock immediately prior to such transaction Beneficially Own more than 50% of all classes of voting stock of the continuing or surviving company, (d) the Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of the Issuer, (e) the consummation of any transaction or series of transactions (including, without limitation, pursuant to a merger or consolidation), the result of which any “person” or “group” within the meaning of Section 13(d) of the Exchange Act becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Issuer, (f) any transaction (other than a transaction permitted pursuant to Section 7.3) as a result of which Issuer ceases to own, directly or indirectly, 100% of the Capital Stock of the Operating Company, or (g) any “change of control” (or any comparable term) in any document pertaining to any Junior Indebtedness, the aggregate principal amount of which is in excess of One Million Dollars ($1,000,000) and such “change of control” allows the holders of such Indebtedness to redeem such Indebtedness or otherwise requires Issuer to prepay such Indebtedness.

“Close of Business” means 5:00 p.m., New York City time.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Issuer and each Guarantor described on Exhibit A, subject to a Lien under the Note Documents in favor of the Collateral Agent, on behalf of the Secured Parties, to secure the Obligations.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Issuer or any Guarantor at any time.

“Collateral Agent” is Alter Domus, not in its individual capacity, but solely in its capacity as collateral agent, together with its successors and assigns in such capacity, on behalf of and for the ratable benefit of the Secured Parties.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Common Stock” means the common stock, par value $0.01, of Issuer.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Control Agreement” is any control agreement entered into among the depository institution at which Issuer or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Issuer or any Guarantor maintains a Securities Account or a Commodity Account, Issuer or such Guarantor, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 2.8(b) to convert such Note are satisfied, including, for the avoidance of doubt, any Issuer Conversion Date.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 56.8182 shares of Common Stock per $1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 2.8; provided, further, that whenever this Agreement refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the Maturity Date and (y) the date that is 91 days after the date the Notes cease to remain outstanding; provided that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Issuer or the Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or similar provision will not constitute Disqualified Stock if the change of control or similar provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes; provided that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.7. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Issuer or any and the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“DTC” means the Depository Trust Company.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Issuer for such shares, expressed as an amount per share of Common Stock; and

(b) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i) numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received by the Issuer for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(ii) denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w) for purposes of this definition, (I) the value of consideration received by the Issuer shall be determined without deduction of any customary underwriting or similar commissions, reasonable compensation or reasonable concessions paid or allowed by the Issuer in connection with such issue or sale and without deduction of any reasonable and documented expenses payable by the Issuer, (II) to the extent any such consideration consists of property other than cash, the value of such property shall be its fair market value as determined in good faith by the Board of Directors, and (III) if shares of Common Stock or Equity-Linked Securities are issued or sold together with other Capital Stock or securities or other assets of the Issuer for a consideration that covers both, the Board of Directors shall determine in good faith the portion of the consideration so received to be allocable to such shares of Common Stock or Equity-Linked Securities.

(x) for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (I) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (II) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (other than pursuant to “anti-dilution” or similar provisions consistent with those set forth in Sections 2.8(d)(i) through (v) herein), there will be deemed to occur, for purposes of Section 2.8(d)(vi) and without affecting any prior adjustments theretofore made to the Conversion Rate, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Eligible Investor” means a person who is able to acquire and hold each Note (and any shares of Common Stock issuable upon conversion of the Notes) without disclosure under section 708 of the Australian Corporations Act.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Excluded Accounts” shall mean (a) any Collateral Account of Issuer or any Guarantor that is used by such Person solely as a payroll account for the employees of Issuer or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by Issuer or any Subsidiary in trust for any director, officer or employee of Issuer or any Subsidiary or any employee benefit plan maintained by Issuer or any Subsidiary in the ordinary course of business or funds representing deferred compensation for the directors and employees of Issuer or any Subsidiary, (b) escrow accounts, Collateral Accounts and trust accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business and consistent with prudent business practice conduct where Issuer or the applicable Guarantor holds the funds exclusively for the benefit of an unaffiliated third party, provided that the amounts in such accounts (in the aggregate) do not exceed One Million Dollars ($1,000,000) at any time, (c) accounts that are swept to a zero balance on a daily basis to a Collateral Account that is subject to a Control Agreement, and (d) Collateral Accounts and securities accounts held in jurisdictions outside the United States.

“Excluded Subsidiary” shall mean (a) any subsidiary that is prohibited by any applicable law or, on the date such subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its organizational documents, in each case, from guaranteeing the Obligations; (b) any subsidiary that is prohibited by any contractual obligation that existed on the date any such subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any subsidiary to the extent that the provision of any subsidiary guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained, any subsidiary that is subject to such restrictions (provided that after such time that such restrictions on subsidiary guarantees are waived, lapse, terminate or are no longer effective, such subsidiary shall no longer be an Excluded Subsidiary by virtue of this clause (c)); (d) any Subsidiary organized under the laws of the United States, any state of the United States or the District of Columbia that (i) has no material assets other than capital stock of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code or (ii) is a subsidiary of a subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (provided any subsidiary described in the foregoing clauses (d)(i) or (d)(ii) shall be an Excluded Subsidiary only with respect to the subsidiary guarantee of an obligation of a United States person); (e) any Subsidiary that is not incorporated or organized under the laws of the United States, any state of the United States, the District of Columbia or Australia; and (f) any subsidiary for which the provision of a subsidiary guarantee would result in a material adverse tax or regulatory consequence to Issuer or any Subsidiary as reasonably determined by Issuer in consultation with the Collateral Agent.

“Exempt Issuance” means (A) the Issuer’s issuance or grant of shares of Common Stock or options to purchase shares of Common Stock to employees, directors or consultants of the Issuer or any of its Subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the Effective Date; (B) the Issuer’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Effective Date; provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Effective Date; (C) the Issuer’s issuance of the Notes and any shares of Common Stock upon conversion of the Notes; (D) the Issuer’s issuance of shares of Common Stock or any options or convertible securities issued in connection with a merger or other business combination or an acquisition of the securities or assets of another Person, business unit, division or business, other than in connection with the broadly marketed offering and sale of equity or convertible securities for third-party financing of such transaction; and (E) the Issuer’s issuance of shares of Common Stock in an offering for cash for the account of the Issuer that is underwritten on a firm commitment basis and is registered with the SEC under the Securities Act. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Issuer or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” means all Indebtedness of Issuer and its Subsidiaries in existence on the Effective Date in an amount greater than Five Hundred Thousand Dollars ($500,000) as set forth on Schedule 7.4 hereto.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors.

“FCH” means Fort Cady Holdings Pty Ltd (ABN 56 617 760 746), a company incorporated under the laws of Australia with its registered office at 63 Summerhill Drive, Stake Hill, Western Australia 6181, Australia.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, among the Issuer and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Fort Cady Borate Project” means the Operating Company’s mining project in San Bernardino County, California, as described in filings with the SEC prior to the Effective Date.

“GAAP” is (a) in respect of the Australian Obligors only, the Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board and the Australian Corporations Act, as appropriate for for-profit oriented entities, as in effect from time to time; and (b), in all other cases, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“General Security Deed” means the General Security Deed governed by Australian law and dated on or about the Closing Date, between the Australian Obligors and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization.

“Guarantor” is any Person party hereto as of the date hereof (or from time to time) providing a Guaranty in favor of Collateral Agent for the ratable benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guarantor’s Books” are each Guarantor’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding such Guarantor’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, in each case, not entered into by such Person for speculative purposes;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk, in each case, not entered into by such Person for speculative purposes;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, not entered into by such Person for speculative purposes; and

(4) any similar transaction or combination of the foregoing, in each case, not entered into by such Person for speculative purposes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent and without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; or

(5) representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is more than six months after the date of placing the property in service or taking delivery and title thereto;

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with any Permitted Investment or other acquisition or any Transfer or other disposition, purchase price adjustments, indemnities or royalty, earn-out, contingent or other deferred payments of a similar nature, unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided that at the time of closing, the amount of any such payment is not determinable or, to the extent such payment has become fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (f) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its subsidiaries. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory administrator, provisional liquidator, receiver and manager, controller (in the case of appointments under Australian law, as defined in the Australian Corporations Act) or other similar officer, assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Issuer’s or any Guarantor’s right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets, trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including, without limitation, any rights to unpatented inventions, know-how, operating manuals; ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information;

(c) any and all Technology, including Software;

(d) any and all design rights which may be available to Issuer or such Guarantor;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) any and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Payment Date” means, with respect to a Note, each February 15 and August 15 of each year, commencing on February 15, 2023 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities. The acquisition by Issuer or any Subsidiary of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Agreement. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuer Conversion Notice Date” means the date on which an Issuer Conversion Notice is delivered pursuant to Section 2.8(b)(ii).

“Issuer’s Books” are Issuer’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Issuer’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Junior Indebtedness” means Indebtedness for borrowed money that is unsecured or contractually subordinated or lien subordinated to the Obligations or to any Guaranty (excluding (i) any intercompany Indebtedness between or among Issuer and any of the Subsidiaries, (ii) Indebtedness permitted by clauses (10), (12), (13), (15), (16), (17), (18), (19), (20), and (21) of the definition of “Permitted Debt”, and (iii) revolving Indebtedness under any unsecured working capital lines of credit or overdraft facilities incurred in the ordinary course of business).

“Knowledge” means to the “best of” Issuer’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Issuer.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property, and for the avoidance of doubt includes any other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect (including any “security interest” as defined in sections 12(1) and (2) of the PPSA, but excluding anything which is a “security interest” by operation of section 12(3) of the PPSA which does not in substance secure payment or performance of an obligation).

“Make-Whole Fundamental Change” means a Change in Control.

“Make-Whole Fundamental Change Conversion Period” means the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date.

“Make-Whole Fundamental Change Effective Date” means the date on which a Make-Whole Fundamental Change occurs or becomes effective.

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion, (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Issuer and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Note Document, (iii) the rights and remedies of Collateral Agent or Purchasers under any Note Document except as the result of the action or inaction of the Collateral Agent or Purchasers or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Purchasers.

“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act or the Exchange Act, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases and all employee or director compensation agreements, arrangements or plans, or any amendments thereto.

“Maturity Date” means August 15, 2027.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Issuer or any of the Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured on a senior basis by a Permitted Lien (other than with respect to an all-assets Lien securing such Indebtedness) on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Issuer or any of the Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released) and (4) in the case of any Asset Sale by a Subsidiary that is not a Guarantor, payments to holders of Capital Stock in such Subsidiary in such capacity (other than such Capital Stock held by Issuer or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Capital Stock in such Subsidiary held by Issuer or any Subsidiary.

“Note Documents” are, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Fee Letter, each Control Agreement, the Pledge Agreement, the Australian Security Documents, the Perfection Certificates, each Compliance Certificate, any guarantees, any subordination agreements or priority agreements, any note, or notes or guaranties executed by Issuer, a Guarantor or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Issuer, any Guarantor or any other Person for the benefit of the Purchasers and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Obligations” are all of Issuer’s and each Australian Obligor’s obligations to pay when due any debts, principal, interest, Redemption Price, Purchasers’ Expenses, Collateral Agent Fees, Collateral Agent Expenses, indemnification expenses, and any other amounts Issuer or any Australian Obligor owes the Collateral Agent or the Purchasers now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Note Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Issuer or any Australian Obligor assigned to the Purchasers and/or Collateral Agent in connection with this Agreement and the other Note Documents, and the performance of Issuer’s and each Australian Obligor’s duties under the Note Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Open of Business” means 9:00 a.m., New York City time.

“Operating Company” means 5E Boron Americas, LLC.

“Operating Company Pledge Agreement” means the pledge agreement dated on or about the Closing Date, between FCH and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Operating Documents” are, for any Person, such Person’s formation documents (being, in the case of an Australian Obligor, its certificate of registration and certificate(s) of change of name, or similar documents), as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto, and (d) if such Person is an Australian Obligor, its constitution.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, continuations-in-part, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Permitted Business” means any business conducted by Issuer or any of the Subsidiaries on the Effective Date or disclosed in filings with the SEC on or prior to the Effective Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansion thereof.

“Permitted Debt” means:

(1) the incurrence by Issuer of unsecured Indebtedness in an aggregate principal amount at any one time outstanding under this clause (1), including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) below to refinance any Indebtedness incurred pursuant to this clause, not to exceed an amount equal to Fifty Million Dollars ($50,000,000), less the principal amount of Permitted Debt under clauses (2) and (7) hereof, at any one time outstanding; provided that such Indebtedness (x) shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date, (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Notes, and (z) the other terms of such Indebtedness will not be materially more restrictive to the Issuer and its Subsidiaries (as reasonably determined by the Issuer acting in good faith) when taken as a whole, than the terms of this Agreement;

(2) the incurrence by Issuer or any of the Subsidiaries under the Notes and the Guaranties in respect thereof;

(3) the incurrence by Issuer or any of the Subsidiaries of Existing Indebtedness;

(4) the incurrence by Issuer or any of the Subsidiaries of Indebtedness represented by either (A) Capital Lease Obligations, or (B) mortgage financings or purchase money obligations, in either case of sub-clause (A) or (B), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Issuer or any of the Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Capital Stock of any Person owning such assets), in an aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) below to refinance any Indebtedness incurred pursuant to this clause (4), not to exceed at any one time outstanding, in the case of each of sub-clause (A) and (B), $2.0 million;

(5) the incurrence by the Operating Company or any of its Subsidiaries of secured Indebtedness in connection with project level activities not to exceed Four Hundred Twenty-Five Million Dollars $(425,000,000) in the aggregate at any one time outstanding (provided that such Indebtedness shall be for project level activities (i) customary for a business of the type the Operating Company engages in as of the Effective Date or (ii) disclosed in filings with the SEC on or prior to the Effective Date);

(6) Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of Section 7.4, “refinance”), then outstanding Indebtedness (“Permitted Refinancing Indebtedness”), other than Permitted Debt under clause (2) hereof, in an amount not to exceed the principal amount or liquidation value of the Indebtedness so refinanced, plus premiums, fees and expenses; provided, that:

(i) in case the Obligations are refinanced in part or the Indebtedness to be refinanced is pari passu with the Obligations, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made pari passu with or subordinated (x) in right of payment to the remaining Obligations or (y) is secured by Liens otherwise permitted under Section 7.5;

(ii) in case the Indebtedness to be refinanced is Junior Indebtedness, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Junior Indebtedness to be refinanced is subordinated to the Obligations;

(iii) in case the Indebtedness to be refinanced is Junior Indebtedness secured by Liens, such new Indebtedness’ Lien shall have the same or lower priority as the Junior Indebtedness to be refinanced and shall not be secured by a Lien on any collateral other than the collateral securing the Indebtedness being refinanced and shall be subject to an intercreditor agreement reasonably satisfactory to the Issuer, the Collateral Agent and the Required Purchasers;

(iv) in the case of Junior Indebtedness that is unsecured, such new Indebtedness shall also be unsecured;

(v) the new Indebtedness does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced, and the Weighted Average Life to Maturity of the new Indebtedness is at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced;

(vi) if the Indebtedness being refinanced is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness;

(vii) in no event may Indebtedness of Issuer or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Subsidiary that is not a Guarantor; and

(viii) such new Indebtedness is incurred by the Person who is the obligor of the replaced Indebtedness and no additional obligors become liable for such new Indebtedness except to the extent such Person guaranteed the replaced Indebtedness;

(7) the incurrence by Issuer or any of the Subsidiaries of additional Indebtedness or Disqualified Stock, including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) above to refinance any Indebtedness; provided that the aggregate principal amount (or accrued value, as applicable) of the Indebtedness incurred pursuant to clauses (1), (2) and (7) shall not exceed Fifty Million Dollars ($50,000,000) at any one time outstanding; provided that under no circumstances shall Indebtedness incurred under this clause (7) be subject to Liens on Collateral securing the Obligations; provided further that such Indebtedness (x) shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date, (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Notes, and (z) the other terms of such Indebtedness will not be materially more restrictive to the Issuer (as reasonably determined by the Issuer acting in good faith) when taken as a whole, than the terms of this Agreement;

(8) the incurrence by Issuer or any of the Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among Issuer or any of the Subsidiaries, in each case, to the extent constituting a Permitted Investment; provided, however, that if Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of Issuer and its Subsidiaries) must be expressly subordinated to the prior payment or conversion in full of all Obligations; provided, further, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Issuer or a Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Issuer or a Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Subsidiary, as the case may be, that was not permitted by this clause (8);

(9) the issuance by any of the Subsidiaries to Issuer or to any of the Subsidiaries of shares of any Disqualified Stock, preferred stock or preferred interest in each case, to the extent constituting a Permitted Investment; provided, however, that if any of the Subsidiaries is the issuer of such Disqualified Stock, preferred stock or preferred interest and such Disqualified Stock, preferred stock or preferred interest is not held by Issuer or a Guarantor, then such Disqualified Stock, preferred stock or preferred interest must be expressly subordinated to the prior payment or conversion in full of all Obligations then due with respect to the Notes, in the case of Issuer, or the Guaranty, in the case of a Guarantor; provided, further, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Disqualified Stock, preferred stock or preferred interests, as applicable, being held by a Person other than Issuer or a Subsidiary and (ii) any sale or other transfer of any such Disqualified Stock, preferred stock or preferred interests, as applicable, to a Person that is not Issuer or a Subsidiary will be deemed, in each case, to constitute an issuance of such Disqualified Stock, preferred stock or preferred interests, as applicable, by such Subsidiary that was not permitted by this clause (9);

(10) Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(11) the guarantee by Issuer or any of the Guarantors of Indebtedness of Issuer or a Guarantor, and the guarantee by any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of Section 7.4; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(12) the incurrence by Issuer or any of the Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances and similar obligations in the ordinary course of business;

(13) the incurrence by Issuer or any of the Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(14) the incurrence by Issuer or any of the Subsidiaries of Indebtedness arising from customary agreements of Issuer or any such Subsidiary providing for indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of Issuer or any of the Subsidiaries, other than, in the case of any such disposition by Issuer or any of the Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15) the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(16) the incurrence of Indebtedness in the ordinary course of business under any agreement between Issuer or any of the Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(17) the incurrence of Indebtedness in respect of (A) letters of credit, bank guarantees, surety, indemnity, stay, customs, appeal, replevin or performance bonds and similar instruments issued for the account of Issuer or the account of any of the Subsidiaries, in each case, to the extent incurred in the ordinary course of business and in an aggregate amount not to exceed Two Million Dollars ($2,000,000), and (B) completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature, in each case, to the extent incurred in the ordinary course of business and in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(18) the incurrence of Indebtedness consisting of (a) the financing of insurance premiums in the ordinary course of business or (b) take-or-pay obligations contained in supply agreements in the ordinary course of business;

(19) to the extent constituting Indebtedness, Indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP;

(20) customer deposits and advance payments received in the ordinary course of business from customers or vendors for goods or services purchased in the ordinary course of business;

(21) Indebtedness in the form of (a) guarantees of loans and advances to officers, directors and employees permitted under clause (8) of the definition of “Permitted Investments,” and (b) reimbursements owed to officers, directors and employees of Issuer or any of its Subsidiaries; and

(22) Indebtedness consisting of guarantees of indebtedness or other obligations of joint ventures permitted under clause (21) of the definition of “Permitted Investments,” in an amount incurred under this clause (22), not to exceed at any one time outstanding, One Million Dollars ($1,000,000).

“Permitted Investments” means:

(1) (i) any Investment in Issuer, any Guarantor or the Operating Company, (ii) any Investment by any Subsidiary that is not a Guarantor in Issuer or any Subsidiary (in each case, other than any Investment in any Capital Stock of Issuer) and (iii) any Investment by Issuer or any Subsidiary in any Excluded Subsidiary in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate since the Effective Date;

(2) any Investment in Cash Equivalents;

(3) any Investment by Issuer or any Subsidiary in a Person, if, as a result of, or in connection with, such Investment:

(i) such Person becomes or will become a Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Issuer or any Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from a Transfer that was made pursuant to and in compliance with Section 7.1 or from a sale or other disposition of assets not constituting a Transfer;

(5) any Investments to the extent made in exchange for, or with the proceeds of, the issuance of Capital Stock (other than Disqualified Stock) of Issuer;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of the Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans and advances, and guarantees of such loans and advances, to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund any such Person’s purchase of Capital Stock of Issuer or any direct or indirect parent entity of Issuer and (b) required by applicable employment laws;

(9) any Investment of Issuer or any of the Subsidiaries existing on the Effective Date in an amount greater than Five Hundred Thousand Dollars ($500,000) as set forth on Schedule 7.7 hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Effective Date; provided that the amount of any such Investment may be increased as otherwise permitted under this Agreement;

(10) guarantees of Indebtedness and lease and other ordinary course obligations otherwise permitted by the terms of this Agreement;

(11) receivables owing to Issuer or any of the Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(12) payroll, business-related travel and similar advances that are made in the ordinary course of business;

(13) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons in the ordinary course of business and entered with bona fide counterparties operating in the same industry as Issuer;

(14) advances, loans, rebates and extensions of credit (including the creation of receivables and endorsements for collection and deposit) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(15) Investments resulting from the acquisition of a Person otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(16) stock, obligations or securities received in satisfaction of judgments and any renewal or replacement thereof;

(17) [reserved];

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (18), do not, at any time outstanding, exceed One Million Dollars ($1,000,000), net of any cash return of capital with respect to such Investments received by Issuer or any Subsidiary;

(19) (i) lease, utility and other similar deposits, (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, and (iii) guaranties of business obligations owed to landlords, suppliers, customers, franchisees and licensees of Issuer and its Subsidiaries, in each case, in the ordinary course of business;

(20) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement; and

(21) Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business of Issuer or any of the Subsidiaries otherwise permitted by this Agreement; provided that any such cash Investments do not exceed One Million Dollars ($1,000,000).

“Permitted Liens” means:

(1) Liens on the Collateral securing any Indebtedness (and other related obligations) incurred pursuant to clauses (1), (2) and (5) of the definition of “Permitted Debt”, including any Permitted Refinancing Indebtedness thereof;

(2) Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such Person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with Issuer or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof);

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4) Liens to secure Capital Lease Obligations or purchase money obligations, as permitted to be incurred pursuant to clause (4) of the definition of “Permitted Debt,” and encumbering only the assets acquired with or financed by such Indebtedness (and other related Obligations) (plus improvements and accessions to such property or proceeds or distributions thereof);

(5) Liens in the form of licenses or sublicenses of Intellectual Property;

(6) (a) Liens in favor of Issuer or the Guarantors; (b) Liens on the property of any Subsidiary that is not a Guarantor in favor of any other Subsidiary and (c) Liens on the property of any Subsidiary of Issuer that is not a Subsidiary in favor of Issuer or any of the Subsidiaries;

(7) Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;

(10) (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Issuer or any of the Subsidiaries in the ordinary course of business and supporting obligations of the type set forth in sub-clause (i); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(11) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(12) Liens incurred by the Operating Company or any of its Subsidiaries securing Indebtedness under clause (5) of the definition of “Permitted Debt”;

(13) Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Issuer or any Subsidiary on deposit with or in possession of such bank;

(14) any obligations or duties affecting any of the property of Issuer or any of the Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(15) Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any bonds issued for the benefit of Issuer or any of the Guarantors;

(16) Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(17) any netting or set-off arrangements entered into by Issuer or any of the Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Issuer or any of the Subsidiaries;

(18) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and which do not in the aggregate materially detract from the value of the property of Issuer and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of Issuer and the Subsidiaries, taken as a whole;

(19) Liens on proceeds of insurance securing Indebtedness permitted pursuant to clause (17) and/or (18) of the definition of “Permitted Debt”;

(20) to the extent constituting a Lien, escrow arrangements securing indemnification obligations in connection with an acquisition of a Person or a disposition that is otherwise permitted under this Agreement;

(21) security deposits under real property leases that are made in the ordinary course of business;

(22) Subject to Section 3.4, Liens in favor of Dundee Corporation; and

(23) Liens arising from UCC financing statement or PPSA financing statement filings regarding operating leases, bailments or consignments entered into by Issuer and the Subsidiaries and other precautionary UCC financing statements or similar filings.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date, between Issuer and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“PPSA” means the Australian Personal Property Securities Act 2009 (Cth) and any regulations in force at any time under that Act, including the Australian Personal Property Securities Regulations 2010 (Cth).

“Pro Rata Share” is, as of any date of determination, with respect to each Purchaser, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Notes held by such Purchaser by the aggregate outstanding principal amount of all Notes.

“Prohibited Transaction” means a ‘prohibited transaction,’ as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchaser” is any one of the Purchasers.

“Purchasers” are the Persons identified on Schedule 2.2 hereto and each successor and assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Purchasers’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Note Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Purchasers in connection with the Note Documents.

“Qualified Capital Stock” means Capital Stock of Issuer that is not Disqualified Stock.

“R&D Expenditure” means any expenditure incurred by Issuer or any Subsidiary in research and development or clinical development efforts, or any license or distribution agreements, in connection with the Products or other potential product candidates that may be introduced by Issuer for carrying on the business of Issuer and its Subsidiaries that Issuer determines in good faith will enhance the income generating ability of Issuer and the Subsidiaries, taken as a whole.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated as of the Closing Date, between Issuer and the Purchasers.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, warning letter, untitled letter, other notice of violation letter, recall, seizure, injunction or consent decree, issued by a Governmental Authority.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Proceeds received by Issuer or any Subsidiary in connection therewith that are not applied to prepay the Notes pursuant to Section 2.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which Issuer has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and that Issuer (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of an Asset Sale to reinvest in Additional Assets or R&D Expenditures.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in Additional Assets or R&D Expenditures.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which Issuer shall have determined not to, or shall have otherwise ceased to, reinvest in Additional Assets or R&D Expenditures with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Reportable Event” means a reportable event described in Section 4043(c) of ERISA, unless the notice requirement has been duly waived.

“Required Purchasers” means Purchasers holding more than 50% in aggregate principal amount of the Notes.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, Treasurer or Chief Financial Officer of Issuer acting alone.

“Restricted Payment” means Issuer or any Subsidiary acting to:

(1) declare or pay any dividend or make any other payment or distribution on or in respect of Issuer’s or any Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving such Person), except (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of Issuer or such Subsidiary, and (y) dividends or distributions payable solely to Issuer or any of the Subsidiaries (and, if such Subsidiary is not a wholly-owned subsidiary, to its other Capital Stock holders on a pro rata basis with respect to the class of Capital Stock on which such dividend or distribution is made, or on a basis that results in the receipt by Issuer or any of the Subsidiaries of dividends or distributions of at least its pro rata share of such dividend or distribution);

(2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of Issuer;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Issuer or any Subsidiary that is Junior Indebtedness, except, (x) payments of principal at the Stated Maturity thereof, and (y) in the case of any Existing Indebtedness with a Stated Maturity prior to the Maturity Date, the purchase, repurchase, redemption, defeasance or other acquisition of any such Existing Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(4) make any Investment other than a Permitted Investment.

“Revenue” means, with respect to any period, revenue of the Issuer and its Subsidiaries as determined in accordance with GAAP for such period.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Collateral Agent and the Purchasers.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities, (b) the fair salable value of such Person’s consolidated property exceeds the fair value of such Person’s liabilities, (c) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Note Documents, and (d) such Person is able to pay its debts (including trade debts) as they become due (whether at maturity or otherwise) (without taking into account any forbearance and extensions related thereto), provided that, in relation to any Person that is an Australian Obligor, such Person will not be “Solvent” to the extent that it is: (i) taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand; or (ii) the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act.

“Specified Contribution” means (a) an equity contribution made by holders of Capital Stock in the Issuer or (b) the issuance of Junior Indebtedness, in either case, the proceeds of which are used in accordance with the provisions set forth in Section 8.13.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to clause (3) of definition of Restricted Payments, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Effective Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (a) or (c) of the definition of “Change in Control,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. For purposes of Section 8 only, “Subsidiaries” shall exclude any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ revenue (in each case in accordance with GAAP) or assets is less than five percent (5.0%) of the aggregate (A) revenue and (B) assets (including both tangible and intangible, and measured as the lower of fair market value or book value), of Issuer and all its Subsidiaries, in each case measured on a consolidated basis for Issuer and all its Subsidiaries. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of Issuer, unless the context otherwise requires.

“Taxes” means all present or future taxes, VAT, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Threshold Price” means (a) on or before the twenty-four (24) month anniversary of the Closing Date, 200% of the Conversion Price, (b) after the twenty-four (24) month anniversary of the Closing Date and on or before the thirty-six (36) month anniversary of the Closing Date, 150% of the Conversion Price, and (c) after the thirty-six (36) month anniversary of the Closing Date, 130% of the Conversion Price.

“Trademarks” means any trademarks, service mark rights, trade names and other identifiers indicating the business or source of goods or services, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Issuer and each Guarantor connected with and symbolized by such trademarks.

“Trading Day” means a day on which (a) there is no Market Disruption Event, and (b) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if the Common Stock (or such other security) is not then listed or quoted on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

“Transactions” means the issuance of the Notes pursuant to this Agreement.

“Transfer” means (i) the sale, lease, conveyance or other disposition of any assets or rights (whether in a single transaction or a series of related transactions) outside of the ordinary course of business of Issuer or any Subsidiary, and (ii) the issuance of Capital Stock by any of Issuer’s Subsidiaries or the sale of Capital Stock in any of Issuer’s Subsidiaries (other than directors’ qualifying Capital Stock or Capital Stock required by applicable law to be held by a Person other than Issuer or one of its Subsidiaries).

“Treasury Management Obligations” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, check endorsement guarantees, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling or sweep arrangements, payment processing, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to the Required Purchasers in their reasonable discretion which opinion shall not include any qualifications or any going concern limitations other than (i) customary qualifications related to negative profits and debt maturities within one year of applicable maturity date and (ii) any going concern qualifications.

“Unrestricted Cash” means (a) unrestricted cash and Cash Equivalents of the Issuer and its Subsidiaries and (b) cash and Cash Equivalents of the Issuer and its Subsidiaries that are restricted only in favor of the Collateral Agent or subject to a Control Agreement in favor of the Collateral Agent; in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere, including, for the avoidance of doubt, the goods and services tax under the Australian A New Tax System (Goods and Services Tax) Act 1999.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

2.	NOTES AND TERMS OF PAYMENT

2.1 [Reserved]

2.2 Issuance of Notes.

(a) Purchase and Sale of Notes.

(i) Subject to the terms and conditions of this Agreement, on the Closing Date, the Issuer shall issue and sell to the Purchasers, and the Purchasers shall purchase and acquire from the Issuer, for a purchase price of Sixty Million Dollars ($60,000,000) (the “Purchase Price”) Secured Promissory Notes (each a “Note” and, collectively, the “Notes”) in an aggregate principal amount of Sixty Million Dollars ($60,000,000).

(ii) Schedule 2.2 hereto sets forth, with respect to each Purchaser, the aggregate principal amount of Notes to be issued by Issuer to such Purchaser. The closing purchase and sale of the Notes (the “Closing”) shall occur on a date (the “Closing Date”) no later than twelve (12) Trading Days after the Effective Date. On the Closing Date, (a) each Purchaser shall cause a wire transfer to be made in same day funds to an account of the Issuer designated in writing by the Issuer to the Purchaser in an amount equal to the Purchase Price, and (b) Issuer shall deliver to each Purchaser the principal amount of Notes specified on Schedule 2.2 hereto.

(b) Repayment. The Issuer shall make semi-annual payments of interest only on each Interest Payment Date, commencing on February 1, 2023, and continuing on each Interest Payment Date thereafter. All outstanding principal and accrued and unpaid interest with respect to the Notes is due and payable in full on the Maturity Date.

(c) Mandatory Prepayments.

(i) If the principal amount of the Notes is accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Issuer shall immediately pay to Purchasers, payable to each Purchaser in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) the outstanding principal amount of the Notes, plus (ii) accrued and unpaid interest thereon through the prepayment date, plus (iii) all other Obligations that are due and payable, including Purchasers’ Expenses and interest at the Default Rate, if applicable, with respect to any past due amounts.

(ii) If on any date Issuer or any Subsidiary shall receive Net Proceeds from any Asset Sale, Issuer shall apply an amount equal to one hundred percent (100%) of such Net Proceeds, to prepay the Notes; provided that,

(1) Issuer may deliver a Reinvestment Notice with respect to the percentage of such Net Proceeds in the Issuer Retention column below, and shall apply an amount equal to the percentage of such Net Proceeds in the Note Repayment column below, to prepay the Notes:

Proceeds (millions)	Note Repayment (%)	Issuer Retention (%)
First $10.0	25.0%	75.0%
Next $10.0	35.0%	65.0%
Next $10.0	45.0%	45.0%
Any remaining proceeds thereafter	50.0%	50.0%

and

(2) notwithstanding the foregoing, on each Reinvestment Prepayment Date, Issuer shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to prepay the Notes (together with any applicable premium).

All Net Proceeds from Asset Sales shall be deposited in a Collateral Account pending repayment or reinvestment in accordance with the terms of this Section 2.2(c).

Amounts to be applied in connection with prepayments made pursuant to this Section 2.2(c)(ii) shall be payable to each Purchaser in accordance with its respective Pro Rata Share; provided that any Purchaser may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be retained by Issuer. Each prepayment of the Notes under this Section 2.2(c)(ii) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Issuer shall deliver to each Purchaser notice of each prepayment of Notes in whole or in part pursuant to this Section 2.2(c)(ii) not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment, and (iii) the option of each Purchaser to (x) decline its share of such prepayment or (y) accept Declined Amounts. Any Purchaser that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify Issuer not later than three (3) Business Days prior to the Mandatory Prepayment Date.

Issuer shall not, and shall not permit any of the Subsidiaries to, use any Net Proceeds received from any Asset Sale to repay any Junior Indebtedness.

2.3 Payment of Interest on the Notes.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Notes shall accrue interest at a per annum rate equal to (x) 4.5% for interest paid in cash or (y) 6.00% in the case of PIK Interest, which interest, in each case, shall be payable semi-annually in arrears in accordance with Section 2.2(b). Such interest shall accrue commencing on, and including, the Closing Date, and shall accrue on the principal amount outstanding under the Notes through and including the day on which the Notes are paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus two percentage points (2.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Purchasers.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Payments. Except as otherwise expressly provided herein, all payments by Issuer under the Note Documents shall be made to the respective Purchaser to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable on each Interest Payment Date. Payments of principal and/or interest or any Redemption Price received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Issuer hereunder or under any other Note Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Notwithstanding the foregoing, Issuer may elect to pay the interest on the principal amount outstanding under the Notes payable pursuant to this Section 2.3 as paid-in-kind interest, added to the aggregate principal amount of the Note on the date such interest would otherwise be due hereunder (the amount of any such paid-in-kind interest being “PIK Interest”). The Issuer shall be deemed to have elected to pay PIK Interest unless it shall notify each Purchaser in writing of an election to pay interest in cash at least two (2) Business Days before applicable Interest Payment Date.

2.4 Fees. Issuer shall pay to Collateral Agent and/or the Purchasers (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Purchasers’ Expenses. All Purchasers’ Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due.

(b) Collateral Agent Fees. All fees payable to Collateral Agent as set forth in the Fee Letter at the times and in the amounts specified therein (such fees being referred to herein collectively as the “Collateral Agent Fees”). The Collateral Agent Fees are in addition to reimbursement of the Collateral Agent Expenses in accordance with Section 12.2(a) and Exhibit B. The Collateral Agent Fees shall be fully earned when due and shall not be refundable for any reason whatsoever.

2.5 Taxes; Increased Costs. Issuer, Collateral Agent and the Purchasers each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

2.6 Notes. The Notes shall be substantially in the form attached as Exhibit E hereto, and the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein; provided that in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control. Issuer irrevocably authorizes each Purchaser to make or cause to be made, on or about the Closing Date or at the time of receipt of any payment of principal on such Purchaser’s Note, an appropriate notation on such Purchaser’s Note (the “Purchaser’s Note Record”) reflecting the purchase of such Notes or (as the case may be) the receipt of such payment. The outstanding amount of the Notes set forth on such Purchaser’s Note

Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Purchaser, but the failure to record, or any error in so recording, any such amount on such Purchaser’s Note Record shall not limit or otherwise affect the obligations of Issuer under any Note or any other Note Document to make payments of principal of or interest on, or any Redemption Price in respect of, any Note when due. Upon receipt of an affidavit of an officer of a Purchaser as to the loss, theft, destruction, or mutilation of its Note, Issuer shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.

2.7 Reserved.

2.8 Conversion. Subject to the provisions of this Section 2.8, each Purchaser or the Issuer may, at its option, convert such Purchasers’ Notes into Conversion Consideration. Notes may be converted in part, but only in Authorized Denominations, and provisions of this Section 2.8 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(a) When Notes May Be Converted.

(i) Purchaser Conversion. A Purchaser may convert its Notes at any time until the Close of Business on the Scheduled Trading Day immediately before the Maturity Date.

(ii) Issuer Conversion.

(A)

Subject to and upon compliance with the provisions of this Section 2.8 and upon satisfaction of the conditions described in Section 2.8(a)(ii)(B), at any time until the Close of Business on the Scheduled Trading Day immediately before the Maturity Date, the Issuer shall have the right (the “Issuer Conversion Right”), at the Issuer’s option, to cause all, or any portion, of the Notes then outstanding to be converted (any such conversion, a “Company Conversion”).

(B)

The Issuer may not exercise the Issuer Conversion Right unless: (I) the Last Reported Sales Price per share of Common Stock exceeds the Threshold Price on each of the twenty (20) consecutive Trading Days in the period ending on, and including, the Trading Day immediately preceding the Issuer Conversion Notice Date; (II) on the Issuer Conversion Date, the Common Stock is listed or traded on The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market; (III) either (i) a registration statement is effective under the Securities Act and available for use for resale of all Conversion Shares received by any Purchaser to whom the applicable Conversion Shares are to be issued, and the Issuer expects such registration statement to remain effective and so available for use from the date the Issuer sends the Issuer Conversion Notice through the date that is sixty (60) calendar days following such Issuer Conversion Date or (ii) the Conversion Shares to be issued are eligible for sale pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c)(1) under the Securities Act; (IV) [Reserved]; (V) the Issuer has not defaulted on its obligation to convert any Note before the date the Issuer sends the Issuer Conversion Notice, and no Default or Event of Default has occurred and is continuing; and (VI) such Issuer Conversion is with respect to at least $5,000,000 in principal amount of Notes.

(b) Conversion Procedures.

(i) To convert all or a portion of a Note, a Purchaser must (1) complete, manually sign and deliver to the Issuer the conversion notice attached to such Note or a facsimile of such conversion notice; and (2) deliver such Note to the Issuer (at which time such conversion will become irrevocable).

(ii) To exercise the Issuer Conversion Right, the Issuer must send notice of the Issuer’s election (the “Issuer Conversion Notice”), which Issuer Conversion Notice shall be irrevocable, to the Purchasers and the Collateral Agent at least five (5), but not more than ten (10), Business Days prior to the date of such Issuer Conversion (the “Issuer Conversion Date”). The Issuer Conversion Notice must state (A) the principal amount of Notes that have been called for conversion, (B) the Issuer Conversion Date and (C) the current Conversion Rate.

(iii) At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration due upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to hold such Note (or such portion thereof) as of the Close of Business on such Conversion Date).

(iv) The Person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(v) If a Note is converted, the Issuer will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because the applicable Purchaser requested such shares to be registered in a name other than such Purchaser’s name, then such Purchaser will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Issuer may refuse to deliver any such shares to be issued in a name other than that of such Purchaser.

(c) Settlement Upon Conversion. The type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion.

(i) If the number of shares of Common Stock deliverable pursuant to Section 2.8(c) upon conversion of any Note is not a whole number, then such number will be rounded to the nearest whole number.

(ii) If a Purchaser converts more than one Note, or holds more than one Note subject to an Issuer Conversion, on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by or with respect to such Purchaser.

(iii) The Issuer will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Purchaser on or before the second Business Day immediately after the Conversion Date for such conversion.

(iv) At all times when any Notes are outstanding, the Issuer will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes, assuming the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 2.9.

(v) Each Conversion Share delivered upon conversion of any Note will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Purchaser holding such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Issuer will cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

(vi) Upon conversion, a Purchaser shall not receive any separate cash payment for accrued and unpaid interest, if any. The Issuer’s delivery of the Conversion Consideration shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any (other than for the avoidance of doubt, PIK Interest), to, and including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(d) Adjustments to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i) Stock Dividends, Splits and Combinations. If the Issuer issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Issuer effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 2.11 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment made under this Section 2.8(d)(i) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this Section 2.8(d)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii) Rights, Options and Warrants. If the Issuer distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 2.8(d)(iii)(1) and Section 2.8(f) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS = the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

Any increase made under this Section 2.8(d)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 2.8(d)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Issuer receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii) Spin-Offs and Other Distributed Property.

(1) Distributions Other than Spin-Offs. If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Issuer, or rights, options or warrants to acquire Capital Stock of the Issuer or other securities, to all or substantially all holders of the Common Stock, excluding:

(a) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(i) or 2.8(d)(ii);

(b) dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(iv);

(c) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 2.8(f);

(d) Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(iii)(2);

(e) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 2.8(d)(v) will apply; and

(f) a distribution solely pursuant to a Common Stock Change Event, as to which Section 2.11 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP = the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV = the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

Any increase made under the portion of this Section 2.8(d)(iii) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Purchaser will receive, for each $1,000 principal amount of Notes (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) held by such Purchaser on the Ex-Dividend Date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Purchaser would have received if such Purchaser had owned, on such Ex-Dividend Date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Ex-Dividend Date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2) Spin-Offs. If the Issuer distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Issuer to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 2.11 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 2.8(d)(v) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1 = the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV = the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP = the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the Close of Business on the last Trading Day of the Spin-Off Valuation Period; provided that if the Conversion Date for a Note occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Consideration for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type set forth in this Section 2.8(d)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP = the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D = the cash amount distributed per share of Common Stock in such dividend or distribution;

Any increase pursuant to this Section 2.8(d)(iv) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Purchaser will receive, for each $1,000 principal amount of Notes (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) held by such Purchaser on the Ex-Dividend Date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Purchaser would have received if such Purchaser had owned, on such Ex-Dividend Date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Ex-Dividend Date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v) Tender Offers or Exchange Offers. If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1 = the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC = the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP = the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 2.8(d)(v), except to the extent provided in the immediately following paragraph. The increase to the Conversion Rate under this Section 2.8(d)(v) shall occur at the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period; provided that if the Conversion Date for a Note occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Issuer being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(vi) If, on or after the Closing Date and on or prior to the 3-month anniversary of the Closing Date, the Issuer or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section 2.8(d)(vi)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the Close of Business on such date, the Conversion Rate will be increased to an amount equal to (x) one thousand dollars ($1,000) divided by (y) the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

where:

CP = such Conversion Price;

OS = the sum of (1) number of shares of Common Stock and(2) the number of shares into which the Notes could be converted if fully converted, in each case outstanding immediately before such Degressive Issuance;

EP = the Effective Price per share of Common Stock in such Degressive Issuance; and

X = the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance;

provided, however, that (1) the Conversion Rate will not be adjusted pursuant to this Section 2.8(d)(vi) solely as a result of an Exempt Issuance or as a result of any transaction in respect of which an adjustment is made pursuant to Section 2.8(d)(i), (ii), (iii), (iv) and/or (v); (2) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 2.8(d)(vi) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 2.8(d)(vi)); and (3) in no event will the Conversion Rate be decreased pursuant to this Section 2.8(d)(vi). For purposes of this Section 2.8(d)(vi), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Effective Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Rate. The Issuer will not effect any Degressive Issuance that would result in an adjustment to the Conversion Rate pursuant to this Section 2.8(d)(vi) that requires the approval of the Issuer’s stockholders pursuant to the listing standards of The Nasdaq Global Select Market, unless the Issuer has obtained such stockholder approval before such Degressive Issuance.

(e) No Adjustments in Certain Cases. Notwithstanding anything to the contrary in this Section 2.8(d), the Issuer will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to this Section 2.8(d) (other than a stock split or combination of the type set forth in Section 2.8(d)(i), a tender or exchange offer of the type set forth in Section 2.8(d)(v) or a Degressive Issuance) if each Purchaser participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Purchaser of Notes, in such transaction or event without having to convert such Purchaser’s Notes and as if such Purchaser held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Purchaser on such date.

(f) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Issuer has in effect any stockholder rights plan, then the Purchaser holding such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Agreement upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 2.8(d)(iii)(1) on account of such separation as if, at the time of such separation, the Issuer had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(g) Limitation on Effecting Transactions Resulting in Certain Adjustments. The Issuer will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 2.8(d) or Section 2.9 to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock or in a manner which is inconsistent with the listing rules of the ASX.

(h) Equitable Adjustments to Prices. Whenever any provision of this Agreement requires the Issuer to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Stock Price or an adjustment to the Conversion Rate), the Issuer will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 2.8(d)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(i) Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 2.8(d), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Issuer’s treasury (unless the Issuer pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(j) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(k) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 2.8(d), the Issuer will promptly send notice to the Purchasers containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(l) Voluntary Adjustments. To the extent permitted by law and applicable stock exchange rules, the Issuer, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Issuer; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(m) Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 2.8(l), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 2.8(l), the Issuer will send notice to each Purchaser of such increase, the amount thereof and the period during which such increase will be in effect.

2.9 Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.

(a) Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 2.9, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

Stock Price
Make-Whole Fundamental Change Effective Date	$16.00	$17.00	$17.60	$18.00	$20.00	$22.50	$25.00	$30.00	$40.00	$50.00	$60.00	$70.00	$90.00	$110.00

Closing Date	5.6818	5.1288	4.8352	4.6528	3.8765	3.1467	2.5984	1.8407	1.0133	0.5896	0.3448	0.1937	0.0388	0.0000
August 15, 2023	5.6818	4.9853	4.6534	4.4478	3.5845	2.7924	2.2164	1.4640	0.7355	0.4116	0.2367	0.1303	0.0221	0.0000
August 15, 2024	5.6818	4.9853	4.6534	4.4478	3.4840	2.5258	1.8116	0.8453	0.0128	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2025	5.6818	4.9853	4.6534	4.4478	3.4840	2.5258	1.7984	0.8293	0.0128	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2026	5.6818	4.9853	4.6534	4.4478	3.1390	2.0831	1.4196	0.6473	0.0128	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2027	5.6818	2.0053	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i) if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a 365-day year; and

(ii) if the Stock Price is greater than $16.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 2.9(b)), or less than $110.00 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Agreement or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds 62.5 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 2.8(d).

(b) Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 2.9(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 2.8(d). The numbers of Additional Shares in the table set forth in Section 2.9(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 2.8(d).

(c) Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, promptly and in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Issuer will notify the Purchasers of the occurrence of such Make-Whole Fundamental Change and of such Make-Whole Fundamental Change Effective Date, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 2.9 in connection with such Make-Whole Fundamental Change.

(d) Overlapping Make-Whole Fundamental Change Conversion Periods. If a Conversion Date occurs during two or more Make-Whole Fundamental Change Periods, a Purchaser converting its Notes will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the applicable Make-Whole Fundamental Changes, and the later Make-Whole Fundamental Change(s) will be deemed to not have occurred for purposes of this Section 2.9.

2.10 Reserved.

2.11 Effect of Common Stock Change Event.

(a) Generally. If there occurs any:

(i) recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii) consolidation, merger, combination or binding or statutory share exchange involving the Issuer;

(iii) sale, lease or other transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person; or

(iv) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Agreement or the Notes,

(1) from and after the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 2 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 2.8(a), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Ex-Dividend Date,” the term “Common Stock” will be deemed to refer to any class of securities forming part of such Reference Property; and

(2) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Issuer (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Issuer will notify the Purchasers of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Issuer and the resulting, surviving or transferee Person (if not the Issuer) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Purchasers such supplemental instruments, if any, as the Issuer reasonably determines are necessary or desirable to (x) provide for subsequent conversions of Notes in the manner set forth in this Section 2.11; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 2.8(d) in a manner consistent with this Section 2.11; and (z) contain such other provisions, if any, that the Issuer reasonably determines are appropriate to preserve the economic interests of the Purchasers and to give effect to the provisions of this Section 2.11(a). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Issuer reasonably determines are appropriate to preserve the economic interests of Purchasers.

(b) Notice of Common Stock Change Events. The Issuer will provide notice of each Common Stock Change Event to the Purchasers no later than the effective date of such Common Stock Change Event.

(c) Compliance Covenant. The Issuer will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 2.11.

3.	CONDITIONS OF NOTES

3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the condition precedent that each Purchaser shall consent to or shall have received, in form and substance satisfactory to each Purchaser, such documents, and completion of such other matters, as each Purchaser may reasonably deem necessary or appropriate, including, without limitation:

(a) a copy of this Agreement, duly executed by Issuer, each Purchaser and each Guarantor;

(b) delivery of the Notes, duly executed by Issuer; and

(c) to the extent requested by the Purchasers or Collateral Agent, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) from Issuer and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

3.2 Additional Conditions Precedent to Closing. In addition to the conditions precedent to Section 3.1 above, the Closing is solely subject to satisfaction of the following conditions precedent on the Closing Date:

(a) Note Documents (other than this Agreement), each duly executed by Issuer and each Guarantor, as applicable;

(b) a completed Perfection Certificate for Issuer and each Guarantor;

(c) the Operating Documents and good standing certificates of Issuer and each Guarantor certified by the Secretary of State (or equivalent agency) of Issuer’s and such Guarantor’s jurisdiction of organization or formation and each jurisdiction in which Issuer and each Guarantor is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(d) a certificate of Issuer executed by the Secretary of Issuer and each Guarantor executed by a director of the relevant Guarantor with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Issuer or such Guarantor (which Certificate of Incorporation of Issuer shall be certified by the Secretary of State of the State of Delaware); (ii) the resolutions adopted by the Board of Directors or the board of directors (or the functional equivalent thereof) of such Guarantor for the purpose of approving the transactions contemplated by the Note Documents; (iii) (in the case of each Guarantor) the up-to-date share register of such Guarantor; and (iv) (in the case of each Guarantor) the identification by name and title, and the specimen signatures of, the officers of such Guarantor authorized to sign the Note Documents to which such Guarantor is party;

(e) Issuer shall have provided the applicable listing of additional shares notification to The NASDAQ Global Select Market, and received notification from The NASDAQ Global Select Market that the listing of additional shares review process has been completed, and The NASDAQ Global Select Market shall not have made any objection (not subsequently withdrawn) that the consummation of the transactions contemplated by this Agreement would violate NASDAQ listing rules applicable to the Issuer and that if not withdrawn would result in the delisting of the Common Stock;

(f) a duly executed legal opinion of counsel to Issuer dated as of the Closing Date, in form and substance satisfactory to the Purchasers;

(g) a duly executed legal opinion of Australian counsel to Issuer and Guarantors dated as of the Closing Date, in form and substance satisfactory to the Purchasers;

(h) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the purchase of Notes;

(i) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(j) to the extent requested by Collateral Agent, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) from each Purchaser and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

(k) payment of the fees, Purchasers’ Expenses, Collateral Agent Expenses and Collateral Agent Fees then due as specified in Section 2.4 hereof (and Collateral Agent shall have received a fully executed copy of the Fee Letter); and

(l) cause the Purchasers and Collateral Agent to receive (i) evidence that all financing statements in the jurisdiction of organization of each of Issuer and each Guarantor that the Purchasers or Collateral Agent may deem reasonably necessary (including, without limitation, registration of the Australian Security Documents on the “Personal Property Securities Register” established in connection with the PPSA) and (ii) each other document required by any Note Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Note Document, in proper form for filing, registration or recordation.

3.3 Covenant to Deliver. Issuer agrees to deliver to the Purchasers each item required to be delivered to the Purchasers under this Agreement as a condition precedent to the purchase of Notes. Issuer expressly agrees that any purchase of Notes made prior to the receipt by any Purchaser of any such item shall not constitute a waiver by any Purchaser of Issuer’s obligation to deliver such item, and any such Note in the absence of a required item shall be made in each Purchaser’s sole discretion.

3.4 Post-Closing Obligations. Notwithstanding any provision herein or in any other Note Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Issuer shall, and shall cause each applicable Guarantor to:

(a) deliver to the Purchasers evidence satisfactory to the Purchasers that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties, no later than thirty (30) days after the Closing Date (or such later date as the Required Purchasers may agree);

(b) deliver to Collateral Agent and the Purchasers duly executed Control Agreements with respect to any Collateral Accounts maintained by Issuer or any Guarantor no later than thirty (30) days after the Closing Date (or such later date as the Required Purchasers may agree);

(c) within five (5) Business Days of the date of the General Security Deed (or such later date as the Required Purchasers may agree), deliver to Collateral Agent (a) all Certificates (as defined in the General Security Deed) evidencing any Shares (as defined in the General Security Deed) beneficially owned by each Guarantor at the date of the General Security Deed and (b) any number of Transfers (as defined in the General Security Deed) of Shares that Collateral Agent reasonably requires; and

(d) no later than thirty (30) days after the Closing Date (or such later date as the Required Purchasers may agree), deliver to Collateral Agent evidence reasonably satisfactory to Required Purchasers that the lien in favor of Dundee Corporation has been released.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Without prejudice to the Liens granted by each Australian Obligor under each Australian Security Document to which it is party, upon the Closing Date, the Issuer and each Guarantor hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations and the Guaranteed Obligations, as applicable, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. In respect of the Australian Obligors only, to the extent there is any inconsistency between this Section 4.1 and any provision of any Australian Security Document, the relevant provision of such Australian Security Document shall prevail.

If Issuer or any Guarantor shall acquire any commercial tort claim (as defined in the Code), upon the Closing Date, Issuer or such Guarantor shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and the Required Purchasers.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid or converted in full. Upon payment or conversion in full of the Obligations (other than inchoate indemnity obligations) and at such time as the Purchasers’ obligation to purchase the Notes has terminated, Collateral Agent shall (acting at the direction of the Required Purchasers), at the sole cost and expense of Issuer, release its Liens in the Collateral and all rights therein shall revert to Issuer and the Guarantors.

4.2 Authorization to File Financing Statements. Upon the Closing Date, each of Issuer and the Guarantors hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Issuer or any Guarantor, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Note Documents. Notwithstanding anything herein to the contrary, Collateral Agent shall have no obligation to file any financing statements or take any other actions required to perfect Collateral Agent’s security interests in the Collateral unless expressly directed to do so in writing by the Required Purchasers.

5.	REPRESENTATIONS AND WARRANTIES

Issuer and each Guarantor represents and warrants to Collateral Agent and the Purchasers as follows as of the Closing Date:

5.1 Due Organization, Authorization: Power and Authority. Issuer and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Issuer and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Issuer and each of the Guarantors has delivered to Collateral Agent and the Purchasers a completed perfection certificate and any updates or supplements thereto on, before or after the Closing Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Collateral Agent and Purchasers agree that Issuer may from time to time update certain information in the Perfection Certificates after the Closing Date to the extent permitted by one or more specific provisions in this Agreement. Issuer represents and warrants that all the information set forth on the Perfection Certificates pertaining to Issuer and each of the Guarantors is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by Issuer and each Guarantor of the Note Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Issuer’s or such Guarantor’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Issuer or such Guarantor, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default or material breach under any Material Agreement by which Issuer, any of its Subsidiaries or any of their respective properties, is bound. Neither Issuer nor any of its Subsidiaries is in default or material breach under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Issuer and each Guarantor have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Note Documents, free and clear of any and all Liens except Permitted Liens, and neither Issuer nor any Guarantor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent and the Purchasers in connection herewith in respect of which Issuer or such Guarantor has given Collateral Agent and the Purchasers notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Closing Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Issuer and each Guarantor is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and non-exclusive licenses for off-the-shelf software that is commercially available to the public. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Issuer nor any of Guarantor is a party to, nor is bound by, any material license or other Material Agreement.

(f) Each employee and contractor of Issuer and its Subsidiaries involved in development or creation of any material Intellectual Property has assigned any and all inventions and ideas of such Person in and to such Intellectual Property to Issuer or such Subsidiary, except where failure to do so could not reasonably be expected to have a Material Adverse Change, in each case individually or in the aggregate.

(g) No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Issuer or any Guarantor or exist to which Issuer or such Guarantor is bound that adversely affect its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Change, in each case individually or in the aggregate.

5.3 Subsidiaries’ Equity Interests. All of the issued ownership interests of each of the Subsidiaries of Issuer are duly authorized and validly issued, fully paid, nonassessable, and directly owned by Issuer or its applicable Subsidiary and are free and clear of all Liens other than Permitted Liens and not subject to any preemptive rights, rights of first refusal, option, warrant, call, subscription, and similar rights, other than as required by law.

5.4 Litigation. Except as disclosed on the Perfection Certificate or with respect to which Issuer has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Issuer or any of its Subsidiaries involving more than One Million Dollars ($1,000,000).

5.5 No Broker’s Fees. None of Issuer nor any of its Subsidiaries are party to any contract, agreement or understanding with any Person that would give rise to a valid claim against them or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the Note Documents and the transactions contemplated thereby (other than as disclosed to Bluescape prior to the Effective Date).

5.6 No Material Adverse Change; Financial Statements. All consolidated financial statements for Issuer and its consolidated Subsidiaries, delivered to the Purchasers fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Issuer and its consolidated Subsidiaries, and the consolidated results of operations of Issuer and its consolidated Subsidiaries as of and for the dates presented. Since June 30, 2021, there has not been a Material Adverse Change.

5.7 No General Solicitation. Neither Issuer nor any of its Subsidiaries or any of their affiliates (as defined in Rule 501(b) of Regulation D) or any person or entity acting on its or their behalf has, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act.

5.8 Accredited Investors. Neither Issuer nor any of its Subsidiaries has offered or sold any of the Notes to any person or entity whom it does not reasonably believe is an “accredited investor” (as defined in Rule 501(a) of Regulation D).

5.9 Solvency. Issuer is and each Guarantor is, and upon consummation of the transactions contemplated by the Note Documents will be, Solvent. Issuer and each of its Subsidiaries, when taken as a whole, is, and upon consummation of the transactions contemplated by the Note Documents will be, Solvent.

5.10 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 12.16, the issuance and sale of the Notes pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Issuer nor, to the knowledge of the Company, any authorized representative or other agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

5.11 SEC Reports. All forms, registration statements, reports, schedules and statements required to be filed by Issuer under the Exchange Act or the Securities Act (all such documents, including the exhibits thereto, collectively the “Issuer SEC Documents”) have been filed with the SEC on a timely basis. The Issuer SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Issuer Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and/or the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) with respect to the Issuer Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X), and (v) with respect to the Issuer Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of Issuer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. BDO USA, LLP is an independent registered public accounting firm with respect to Issuer and has not resigned or been dismissed as independent registered public accountants of Issuer as a result of or in connection with any disagreement with Issuer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

5.12 Internal Controls. Issuer has disclosed, based on its most recent evaluation prior to the date hereof, to Issuer’s outside auditors and the audit committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Issuer’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Issuer’s internal control over financial reporting.

5.13 Disclosure Controls and Procedures. Issuer has established and maintains, and at all times since March 15, 2022, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that are (i) designed to provide reasonable assurance that material information relating to Issuer, including its Subsidiaries, that is required to be disclosed by Issuer in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to Issuer’s management to allow timely decisions regarding required disclosure and (ii) sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Issuer management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Issuer management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Issuer’s internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect Issuer’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since March 15, 2022, there has not been any fraud, whether or not material, that involves management or other employees of Issuer or any of its Subsidiaries who have a significant role in Issuer’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of Issuer, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.14 Regulatory Compliance. Neither Issuer nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Issuer nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Issuer and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Issuer nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Issuer nor any of its Subsidiaries has violated any laws, order, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Issuer’s nor any of its Subsidiaries’ properties or assets has been used by Issuer or such Subsidiary or, to Issuer’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. Issuer and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Issuer, any of its Subsidiaries, or any of Issuer’s or its Subsidiaries’ Affiliates or any of their respective directors, officers, employees, or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law or Anti-Corruption Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law, or (iii) is a Blocked Person. None of Issuer, any of its Subsidiaries, or to the Knowledge of Issuer and any of their Affiliates, any of their respective directors, officers, employees, or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. Issuer, its Subsidiaries and Affiliates, and to the Knowledge of Issuer each of their respective directors, officers, employees, or agents are and have been in compliance with all applicable Anti-Terrorism Laws and Anti-Corruption Laws.

5.15 Investments. Neither Issuer nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.16 Tax Returns and Payments; Pension Contributions. Issuer and each of its Subsidiaries have timely filed all required material tax returns and reports (or extensions thereof), and Issuer and each of its Subsidiaries, have timely paid all material foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Issuer and such Subsidiaries in an amount greater than Two Hundred Thousand Dollars ($200,000), in all jurisdictions in which Issuer or any such Subsidiary is subject to Taxes, including the United States and Australia, unless such Taxes are being contested in accordance with the next sentence. Issuer and each of its Subsidiaries, may defer payment of any contested Taxes, provided that Issuer or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provided further that such action would not involve, in the reasonable judgment of the Required Purchasers, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Issuer nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Issuer’s or such Subsidiary’s, prior Tax years which could result in additional Taxes in an amount greater than Two Hundred Thousand Dollars ($200,000) becoming due and payable by Issuer or its Subsidiaries. Issuer and each of its Subsidiaries have paid all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Issuer nor any of its Subsidiaries has, withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Issuer or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.17 Full Disclosure. No written representation, warranty or other statement of Issuer or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Issuer in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.18 Enforceability. The Note Documents (other than the Notes) have been duly authorized by Issuer and the Guarantors and, upon the consummation of the transactions contemplated by the Note Documents, shall constitute the legal, valid, and binding obligations of Issuer and the Guarantors, enforceable against Issuer and the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.19 Valid Issuance of Notes and Guarantees.

(a) The Notes have been duly authorized by Issuer and the Guarantors and, when issued against payment of the Purchase Price in accordance with Section 2.2, will be validly issued and will constitute legal, valid and binding obligations of Issuer and the Guarantors, enforceable against Issuer and the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The shares of Common Stock issuable upon conversion of the Notes have been duly and validly authorized and reserved by Issuer (to the extent required to be converted under the terms hereof) and, when issued upon conversion in accordance with this Agreement and the Notes, will be validly issued, fully paid and non-assessable, and the issuance of any such shares shall not be subject to any preemptive or similar rights.

(b) The Guarantees provided to this Agreement have been duly authorized by the Guarantors and, when issued against payment of the Purchase Price in accordance with Section 2.2, will be validly issued and will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.20 Title Ownership. Each of the Issuer, the Guarantors and the Operating Company has good and marketable title to, or valid leasehold interest in, all of its real and personal property material to the operation of its business (including for the avoidance of doubt, all surface properties and associated mineral rights for the Fort Cady Borate Project), free and clear of Liens prohibited by this Agreement.

5.21 Environmental Matters.

(a) The Issuer and its Subsidiaries are and have been in compliance with all laws (including common law), statutes, rules, regulations, ordinances, judgements, orders, or decrees relating to public or worker health and safety (to the extent relating to exposure to any toxic or hazardous substances, materials, or wastes), pollution or protection of the environment or natural resources (“Environmental Laws”) and all permits, licenses, certificates, authorizations, and other approvals required under Environmental Laws (“Environmental Permits” ), unless the failure to do so has not resulted or would not result in a Material Adverse Change.

(b) Neither the Issuer nor any of its Subsidiaries have received any written notice of any violation of, or liability under, any Environmental Law, the subject of which is unresolved, and there are no pending, or to the Issuer’s knowledge, threatened actions suits, investigations, or proceedings relating to a violation of, or liability under, Environmental Laws that has resulted or, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Change.

(c) There has been no release, treatment, storage, disposal of, exposure of any Person to, or ownership or operation of any contaminated by, any toxic or hazardous materials, substances, or wastes, in each case as has given or would give rise to liability of the Issuer or its Subsidiaries under Environmental Law, in each case that has resulted or would, individually or in the aggregate, result in a Material Adverse Change.

5.22 Trustee. No Guarantor enters or has entered into any Note Document, or holds any property, as a trustee of any trust or settlement.

6.	AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Issuer shall, and shall cause each of its Subsidiaries to, and each Guarantor shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Issuer or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Issuer and its Subsidiaries of their respective businesses and obligations under the Note Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to each Purchaser (and with respect to clauses (vii), (viii), (ix) and (xiii) below, also to the Collateral Agent):

(i) within ten (10) days upon a request by any Purchaser, with respect to any given month for which at least thirty (30) days have elapsed since the last day of such month, a company prepared consolidated balance sheet, income statement and cash flow statement, subject to year-end adjustments and the absence of footnotes, covering the consolidated operations of Issuer and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Required Purchasers;

(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Issuer’s first three fiscal quarters, a company prepared consolidated and, if prepared by Issuer, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Issuer and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Required Purchasers;

(iii) as soon as available, but no later than ninety (90) days after the last day of Issuer’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Issuer and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on financial statements from an independent certified public accounting firm reasonably acceptable to the Required Purchasers (it being understood that any accounting firm of national standing is reasonably acceptable to the Required Purchasers);

(iv) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC;

(v) prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Issuer’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(vi) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(vii) written notice delivered at least ten (10) days’ prior to Issuer’s creation of a New Subsidiary in accordance with the terms of Section 6.10);

(viii) written notice delivered at least twenty (20) days’ (or such shorter period of time as Required Purchasers may agree) prior to Issuer’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of Issuer or any of its Subsidiaries or are contract manufacturing sites), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(ix) upon Issuer or any Guarantor becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Issuer’s proposal regarding how to cure such Event of Default or event;

(x) immediate notice if Issuer or such Subsidiary has Knowledge that Issuer, or any Subsidiary or Affiliate of Issuer, is a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xi) notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Issuer or any Guarantor, in each case in an amount greater than One Million Dollars ($1,000,000) and of the general details thereof;

(xii) if Issuer or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xiii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every six (6) months, starting with the month ending December 31, 2022;

(xiv) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Issuer or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Issuer or any of its Subsidiaries in an amount greater than One Million Dollars ($1,000,000); and

(xv) other information as reasonably requested by any Purchaser; provided, that Issuer and each Guarantor, and each of their respective Subsidiaries, as applicable, shall not be required to deliver any information to a Purchaser pursuant to subsections (v), (vi), (x), (xi), and (xiv) above unless a Purchaser has specifically requested the same in writing, in which case the Issuer and each Guarantor, and each of their respective Subsidiaries, as applicable, shall provide such information pursuant to this Section 6.2(a) unless and until such Purchaser withdraws such request by delivery of written notice to the applicable party; provided, further, that such Purchaser may withdraw its request by delivery of written notice to the applicable party at any time, including prior to delivery of any such information requested.

Notwithstanding the foregoing, (x) the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) Issuer posts such documents, or provides a link thereto, on Issuer’s website on the internet at Issuer’s website address or (B) such documents are filed of record with the SEC, and (y) a Purchaser may designate an entity to receive information provided under this Section 6.2(a) (other than any information filed with the SEC).Issuer will be deemed to comply with the delivery requirements of financial and other information pursuant to Sections 6.2(a)(ii) and (iii) by timely filing, within the time periods (including any extension thereof) specified in the SEC’s rules and regulations, its quarterly report on Form 10-Q and its annual report on Form 10-K for the corresponding period, as applicable, with the SEC via the SEC’s EDGAR system (or any successor thereto).

Notwithstanding anything to the contrary herein, the Issuer or Guarantors shall not provide any information under this Section 6.2(a), if Bluescape informs the Issuer in writing that it does not wish to receive such information.

(b) No later than forty-five (45) days after the last day of each month, deliver to each Purchaser a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Issuer shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Issuer, Collateral Agent or any Purchaser, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Issuer, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Issuer’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Issuer must promptly notify the Purchasers of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000) individually or in the aggregate in any calendar year.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all material required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Issuer or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.13 hereof; deliver to the Purchasers, upon reasonable written demand, appropriate certificates attesting to such payments; and pay all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Within the timeframe specified in Section 3.4, keep Issuer’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Issuer’s and its Subsidiaries’ industry and location and as the Required Purchasers may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Purchasers. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent (for the ratable benefit of the Secured Parties) as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Subject to Section 3.4, Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Purchasers, that it will give the Collateral Agent thirty (30) (ten (10) days for nonpayment of premium) days prior written notice before any such policy or policies shall be canceled. At the request of the Required Purchasers, Issuer shall deliver to the Purchasers certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at the option of the Required Purchasers, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. If Issuer or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Issuer’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6 Collateral Accounts.

(a) Subject to Section 3.4(b) with respect to Collateral Accounts maintained by the Issuer and Guarantors as of the Closing Date, maintain Issuer’s and Guarantors’ Collateral Accounts at depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent (for the ratable benefit of the Secured Parties) with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Excluded Accounts.

(b) Subject to Section 6.6(a), Issuer shall provide the Purchasers and Collateral Agent ten (10) days’ prior written notice (or such shorter period of time as Required Purchasers may agree) before Issuer or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Issuer or any Guarantor, at any time maintains, Issuer or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts.

(c) Neither Issuer nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. Issuer and each Guarantor shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise the Purchasers in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without the prior written consent of the Required Purchasers.

6.8 Litigation Cooperation. Commencing on the Closing Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Purchasers, without expense to Collateral Agent or the Purchasers, Issuer, each Guarantor and each of their respective officers, employees and agents and Issuer’s Books, to the extent that Collateral Agent or any Purchaser may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Purchaser with respect to any Collateral or relating to Issuer or any Guarantor.

6.9 Landlord Waivers; Bailee Waivers. In the event that Issuer or any Guarantor, after the Closing Date, intends to add any new offices or business locations, including warehouses but excluding contract manufacturing sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000) in the aggregate, at the election of the Required Purchasers, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to the Required Purchasers prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Issuer or any Subsidiary (including for the avoidance of doubt, the Operating Company) of any Issuer creates or acquires any Subsidiary after the Closing Date that is not an Excluded Subsidiary, Issuer or such Subsidiary shall promptly notify the Purchasers of such creation or acquisition, and Issuer or such Subsidiary shall take all actions reasonably requested by the Purchasers in writing to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary, if such New Subsidiary is organized under the laws of the United States, to become a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent (for the ratable benefit of the Secured Parties) a perfected security interest in (x) one hundred percent (100%) of the stock, units or other evidence of ownership held by Issuer or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and (y) no more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding equity interests, membership units, or other securities owned by Issuer or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, if adverse tax consequences would result from the pledge of one hundred percent (100%) of such equity interests (provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting equity interests of such Foreign Subsidiary); provided, that any Person who guarantees any Indebtedness incurred by Issuer pursuant to any Junior Indebtedness (or, in the case of each of the preceding clauses (i) and (ii), any Permitted Refinancing Indebtedness thereof) shall be required to become a Guarantor hereunder.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Purchaser reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12 Title Ownership. Each of the Issuer, the Guarantors and the Operating Company shall at all times maintain good and marketable title to, or valid leasehold interest in, all of its real and personal property material to the operation of its business (including for the avoidance of doubt, all surface properties and associated mineral rights for the Fort Cady Borate Project) free and clear of Liens prohibited by this Agreement; provided that this Section 6.12 shall not prohibit dispositions permitted by Section 7.1.

6.13 Environmental Matters.

(a) The Issuer and its Subsidiaries shall comply, and take all commercially reasonable actions to cause all lessees and other Persons currently operating or occupying its properties to comply, with all applicable Environmental Laws and all Environmental Permits.

(b) The Issuer and its Subsidiaries maintain and renew all Environmental Permits required under Environmental Laws for its operations and properties.

(c) In each case to the extent required by Environmental Laws, the Issuer and its Subsidiaries shall conduct any investigation, remedial or other corrective action required to address any release of, or contamination by, any toxic or hazardous materials, substances, or wastes.

6.14 Compliance Policies. Issuer and each of its Subsidiaries shall maintain compliance policies, procedures, and systems of internal controls as required by and in any event adequate to ensure compliance with all applicable Anti-Terrorism Laws and Anti-Corruption Laws.

6.15 Board of Directors. The Issuer shall, within six (6) months of the Closing Date, cause two new directors to be appointed to its Board of Directors, by action of its Board of Directors, and the appointment of at least one of such two new directors shall have been approved in writing by Bluescape in its reasonable discretion.

7.	NEGATIVE COVENANTS

From and after the Closing Date, so long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Issuer shall not, and shall not permit any of the Subsidiaries to, and each Guarantor shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Purchasers:

7.1 Dispositions. Effect any Transfer, except for (i) Transfers that do not constitute Asset Sales or (ii) Transfers, the proceeds of which are reinvested or applied as set forth in Section 2.2(c); provided that in the case of any Transfers pursuant to this clause (ii), (A) Issuer or such Subsidiary receives consideration at the time of such Transfer at least equal to the Fair Market Value of the asset subject to such Asset Sale, (B) at least 75% of the consideration paid to Issuer or such Subsidiary in connection with such Transfer is, or will be when paid (in the case of milestones, royalties and other deferred payment obligations), in the form of cash or Cash Equivalents, and (C) the aggregate Transfers in each fiscal year shall not exceed One Million Dollars ($1,000,000) per fiscal year. For the purposes of clause (ii) above, the amount (without duplication) of any Indebtedness (other than subordinated Indebtedness) of Issuer or such Subsidiary that is expressly assumed by the transferee in such Transfer and with respect to which Issuer or such Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness shall be deemed cash.

7.2 Changes in Business or Business Locations. (a) Engage in or permit any of the Subsidiaries to engage in any business other than the Permitted Business, and (b) liquidate or dissolve. Issuer shall not, and shall not permit any of the Subsidiaries to, without at least seven (7) Business Days’ (or such shorter period of time as Required Purchasers may agree in their sole discretion) prior written notice to the Purchasers and Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of Issuer or any of its Subsidiaries, as applicable or are contract manufacturing sites); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization. Notwithstanding the foregoing, upon at least five (5) Business Days’ prior written notice to the Purchasers and Collateral Agent, FCH may be liquidated or dissolved so long as FCH does not own any material assets.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of the Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (other than pursuant to Permitted Investments, a Transfer permitted under Section 7.1 or as otherwise permitted pursuant to Section 7.7); provided that a Subsidiary may merge or consolidate into another Subsidiary (provided that in the case of a merger or consolidation of a Guarantor, the surviving Person has provided a secured Guaranty of Issuer’s Obligations hereunder in accordance with Section 6.10) or with (or into) Issuer provided Issuer is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer shall not issue any Disqualified Stock and shall not permit any of the Subsidiaries to, without the prior written consent of the Required Purchasers, issue any shares of preferred stock or preferred interests.

(b) Notwithstanding anything to contrary herein, Section 7.4(a) above will not prohibit the incurrence of any Permitted Debt.

(c) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 7.4. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or first committed, in the case of revolving Indebtedness. Notwithstanding anything to the contrary in this Section 7.4, the maximum amount of Indebtedness that Issuer or any Subsidiary may incur pursuant to this Section 7.4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d) The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.

7.5 Encumbrance. Issuer shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

7.6 Maintenance of Collateral Accounts. With respect to Issuer or any Guarantor, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments.

(a) Effect a Restricted Payment;

(b) Notwithstanding anything to the contrary therein, Section 7.7(a) will not prohibit:

(i) the payment of any dividend or distribution on account of Capital Stock or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Capital Stock, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 7.7;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Indebtedness or Disqualified Stock of Issuer or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

(iii) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Issuer or any Subsidiary of Issuer held by any current or former officer, director, employee or consultant of Issuer or any Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, phantom stock plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed Two Hundred Thousand Dollars ($200,000) in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(1) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of Issuer to officers, directors, employees or consultants of Issuer, of any of its Subsidiaries or of any of its direct or indirect parent companies that occurs after the Effective Date to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to this Section 7.7; plus

(2) the cash proceeds of key man life insurance policies received by Issuer or any Subsidiary after the Effective Date; and, in addition, cancellation of Indebtedness owing to Issuer or any Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of Issuer or any Subsidiary in connection with a repurchase of Capital Stock of Issuer or any Subsidiary from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.7 or any other provisions of this Agreement;

(iv) the purchase, redemption or other acquisition or retirement for value of Capital Stock (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Capital Stock to the extent that such Capital Stock represent all or a portion of the exercise, exchange or conversion price of those stock options, phantom stock, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Capital Stock or any exercise or exchange of stock options, phantom stock, warrants, convertible notes or similar rights to acquire such Capital Stock;

(v) the making of any Restricted Payment in exchange for Capital Stock (other than Disqualified Stock) of Issuer;

(vi) cash payments in lieu of the issuance of fractional shares; and

(vii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate since the Effective Date, plus if any such Restricted Payment under this clause (vii) was used to make an Investment, the cash return of capital with respect to such Investment (less the cost of disposition, if any).

(c) The amount of all Restricted Payments (other than cash), including for purposes of clauses (i) through (vii) above, will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or the relevant Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 7.7 will be determined by Issuer or, if such Fair Market Value is in excess of Five Million Dollars ($5,000,000), by Board of Directors, whose resolution with respect thereto will be delivered to the Purchasers.

7.8 [Reserved].

7.9 Transactions with Affiliates.

(a) Complete an Affiliate Transaction.

(b) The following will be deemed not to be Affiliate Transactions and, therefore, will not be subject to this Section 7.9:

(i) any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by Issuer or any of the Subsidiaries in the ordinary course of business and approved by the Board of Directors;

(ii) transactions between or among Issuer and the Subsidiaries;

(iii) transactions with a Person that is an Affiliate of Issuer solely because Issuer owns any Capital Stock in such Person;

(iv) the payment of reasonable directors’ fees or expenses, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law, in each case in the ordinary course of business;

(v) sales of Capital Stock of Issuer to Affiliates of Issuer and the granting and performance of registration rights;

(vi) transactions pursuant to agreements in effect on the Effective Date;

(vii) Permitted Investments and Restricted Payments as permitted pursuant to Section 7.7;

(viii) any repurchases, redemptions or other retirements for value by Issuer or any of the Subsidiaries of Indebtedness of any class held by any Affiliate of Issuer, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than fifty percent (50%) of the aggregate principal amount of such class of Indebtedness;

(ix) purchases and sales of raw materials or inventory in the ordinary course of business on market terms;

(x) the entering into of a tax sharing agreement, or payments pursuant thereto, between Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which Issuer or such Subsidiaries are required to file a consolidated tax return or with which Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by Issuer and the Subsidiaries are not in excess of, and which are made in order to satisfy, the tax liabilities that would have been payable by them on a stand-alone basis unless expressly permitted under the definition of “Restricted Payments”.

7.10 Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Issuer or any of the Subsidiaries; (ii) make loans or advances to Issuer or any of the Subsidiaries; or (iii) sell, lease or transfer any of its properties or assets to Issuer or any of the Subsidiaries.

(a) The restrictions in this Section 7.10(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) this Agreement, and any other Indebtedness (and other related obligations) incurred pursuant to clauses (1) and/or (7) of the definition of “Permitted Debt”;

(ii) applicable law, rule, regulation, order, approval, license or permit or similar restriction;

(iii) restrictions existing on the Effective Date and any amendments or modifications thereof that do not materially expand the scope of any such restrictions;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by Issuer or any Subsidiaries as in effect at the time of such acquisition, except to the extent incurred in contemplation thereof;

(v) customary non-assignment provisions in contracts, leases, licenses and other commercial or trade agreements otherwise not prohibited under this Agreement;

(vi) Capital Lease Obligations, any agreement governing purchase money obligations, security agreements or mortgages securing Indebtedness of Issuer or a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(vii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness with encumbrances or restrictions then contained in Indebtedness being refinanced that are not materially more restrictive, taken as a whole (as reasonably determined by Issuer), than those contained in the agreements governing the Indebtedness being refinanced;

(ix) other permitted Indebtedness of Issuer and Subsidiaries with terms that are customary and not materially more restrictive than terms of other Indebtedness of Issuer or any Subsidiaries;

(x) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements relating to investments in a Permitted Business and other similar agreements entered into in the ordinary course of business;

(xii) restrictions on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts into in the ordinary course of business;

(xiii) any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property of Issuer and Subsidiaries, taken as a whole, or adversely affect Issuer’s ability to make principal and interest payments under this Agreement, in each case, as determined in good faith by Issuer; and

(xiv) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (i) through (xiii) of this Section 7.10(a); provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as reasonably determined by Issuer, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b) For purposes of determining compliance with this Section 7.10, the subordination of loans or advances made to Issuer or a Subsidiary to other Indebtedness incurred by Issuer or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.11 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the issuance of Notes for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Issuer or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12 Compliance with Anti-Terrorism Laws. (a) Enter into any documents, instruments, agreements or contracts with any Blocked Person, (b) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (d) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (e) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Limitation on Issuance of Capital Stock. No Guarantor may issue any Capital Stock of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Capital Stock of such Guarantor) to any Person other than (i) to Issuer or any other Guarantor, (ii) in connection with the transfer of all of the Capital Stock of such Guarantor otherwise permitted under this Agreement, or (iii) the issuance of director’s qualifying shares or other nominal shares required by law to be held by a Person other than Issuer or a Guarantor.

7.14 Financial Covenant. Permit, at any time, Unrestricted Cash to be less than Ten Million Dollars ($10,000,000).

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Issuer or, in respect of paragraph (b), any of its Subsidiaries, fails to (a) make any payment of principal or interest on the Notes on its due date, (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof), or (c) comply with its obligation to convert a Note in accordance with Section 2 upon the exercise of the conversion right with respect thereto;

8.2 Covenant Default.

(a) Issuer or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries); 6.12 (Title Ownership of Operating Company) or Issuer violates any provision in Section 7; or

(b) Issuer, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Note Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Issuer or such Subsidiary, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Issuer shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Notes shall be made during such cure period);

8.3 Material Adverse Change. The occurrence of Material Adverse Change;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Issuer or any of its Subsidiaries or of any entity under control of Issuer or its Subsidiaries on deposit with any institution at which Issuer or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Issuer or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) (i) any material portion of Issuer’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Issuer or any of its Subsidiaries from conducting any material part of its business;

8.5 Insolvency. (a) Issuer or any of its Subsidiaries is or becomes Insolvent; (b) Issuer or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Issuer or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Notes shall be extended while Issuer or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is any default and such default continues (after the applicable grace, cure or notice period) in any agreement to which Issuer or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Issuer or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;

8.8 Misrepresentations. Issuer or any of its Subsidiaries or any Person acting for Issuer or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Note Document or in any writing delivered to Collateral Agent and/or the Purchasers or to induce Collateral Agent and/or the Purchasers to enter this Agreement or any Note Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Change in Control. The occurrence of a Change in Control.

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor;

8.11 Governmental Approvals. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Issuer or any of its Subsidiaries that causes Issuer or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products material to its business, even if such action is based on previously disclosed conduct; (ii) Issuer or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Issuer or any of its Subsidiaries of One Million Dollars ($1,000,000) or more; or (iii) Issuer or any of its Subsidiaries enters into a settlement agreement with the DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000) or more that is unsatisfied, or a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct.

8.12 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Purchasers, any Lien created hereunder or by any other Note Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.

8.13 Cure Right. In the event that the Issuer fails to comply with the requirements of Section 7.14 (the “Financial Covenant”) as of the last day of any calendar month as so required, then for the period beginning on the first day after the end of such fiscal month and ending on the thirtieth (30th) day after the end of such calendar month (the “Cure Period”), the Issuer shall be permitted to cure such failure to comply by receiving a Specified Contribution and by requesting that the Financial Covenant be recalculated by increasing Unrestricted Cash for such calendar month by an amount up to the amount of the Specified Contribution received by the Issuer during the Cure Period (the “Cure Right”). If, after giving effect to the foregoing recalculations, the Issuer shall then be in compliance with the requirements of the Financial Covenant, then Issuer shall be deemed to have satisfied the requirements of Sections 7.14 as of the last day of the applicable calendar month with the same effect as though there had been no failure to comply with such Financial Covenant on such date, and the applicable Default or Event of Default with respect to the Financial Covenant that had occurred shall be deemed not to have occurred for purposes of this Agreement and the other Note Documents; provided that (a) the Cure Right shall not be exercised more than five times during the term of this Agreement; and (b) the Cure Right shall not be exercised more than two times in any period of four consecutive fiscal quarters. After receipt by the Collateral Agent and the Purchasers of a written notice of the Issuer’s intent to make a Specified Contribution prior to the date required by this Section 8.13, neither the Collateral Agent nor any Purchaser may exercise any rights or remedies under Section 9 (or under any other Note Document, including the imposition of interest at the Default Rate) on the basis of any actual or purported Event of Default arising solely as a result of a breach of the Financial Covenant until and unless the applicable Specified Contribution shall not have been made by the date required to be made under this Section 8.13.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of:

(i) an Event of Default (other than an Event of Default under Section 8.2(b)), the Required Purchasers may, without notice or demand, do any or all of the following: (x) deliver notice of the Event of Default to Issuer, or (y) by notice to Issuer declaring all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Purchasers); or

(ii) an Event of Default under Section 8.2(b), the Required Purchasers may, without notice or demand: (x) deliver notice of the Event of Default to Issuer, and (y) after the date that is thirty (30) days after delivery of the notice of such Event of Default pursuant to the foregoing clause (x), by notice to Issuer declare all Obligations immediately due and payable.

(b) Without limiting the rights of the Purchasers set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Required Purchasers may, without notice or demand, do any or all of the following:

(i) direct Collateral Agent to foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) direct Collateral Agent to make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) direct Collateral Agent to apply to the Obligations any (A) balances and deposits of Issuer that Collateral Agent or any Purchaser holds or controls, (B) any amount held or controlled by Collateral Agent or any Purchaser owing to or for the credit or the account of Issuer, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Issuer commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Purchasers set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right to, at the written direction of the Required Purchasers, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Issuer money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Issuer shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Issuer grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Issuer’s and each Guarantor’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Issuer’s and each Guarantor’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Purchasers;

(iv) place a “hold” on any Collateral Account maintained with Collateral Agent or any Purchaser or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Issuer’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Issuer or any Guarantor; and

(vii) subject to clauses (a) and (b) of this Section 9.1, exercise all rights and remedies available to Collateral Agent and each Purchaser under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right (but not the obligation) to exercise any and all remedies referenced in this Section 9.1 without the written direction of Required Purchasers following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Issuer hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Issuer’s or any Guarantor’s name on any checks or other forms of payment or security; (b) sign Issuer’s or any Guarantor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Issuer directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Issuer’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits (including by filing assignment agreements with the United States Patent and Trademark Office, United States Copyright Office or equivalent in any jurisdiction outside of the United States); and (g) in the case of any Intellectual Property, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of Issuer relating thereto or represented thereby. Issuer hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Issuer’s or any of Guarantor’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Purchasers are under no further obligation to purchase Notes hereunder. Collateral Agent’s foregoing appointment as Issuer’s or any Guarantor’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Purchasers’ obligation to purchase the Notes terminates.

9.3 Protective Payments. If Issuer or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Issuer or any of its Subsidiaries is obligated to pay under this Agreement or any other Note Document, Collateral Agent may (but shall not be obligated to) obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Purchasers’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Issuer with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Issuer irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent or the Purchasers from or on behalf of Issuer or any Guarantor of all or any part of the Obligations, and, as between Issuer on the one hand and Collateral Agent and Purchasers on the other, Collateral Agent and the Purchasers shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent or the Purchasers may deem advisable notwithstanding any previous application by Collateral Agent or the Purchasers, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent: first, to the Collateral Agent Expenses and Collateral Agent Fees; second, to the Purchasers’ Expenses; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other Obligations owing to Collateral Agent or any Purchaser under the Note Documents. Any balance remaining shall be delivered to Issuer or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Purchasers of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Purchasers’ Pro Rata Shares unless expressly provided otherwise. Each Purchaser shall promptly remit to the other Purchasers such sums as may be necessary to ensure the ratable repayment of each Purchaser’s Pro Rata Share of the Notes and the ratable distribution of interest, fees and reimbursements paid or made by Issuer. Notwithstanding the foregoing, a Purchaser receiving a scheduled payment shall not be responsible for determining whether the other Purchasers also received their scheduled payment on such date; provided, however, if it is later determined that a Purchaser received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Purchaser shall remit to other the Purchasers such sums as may be necessary to ensure the ratable payment of such scheduled payments. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Purchaser’s Pro Rata Share shall be received and held by such Purchaser in trust for and shall be promptly paid over to the other Purchasers (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Purchasers’ claims. To the extent any payment for the account of Issuer is required to be returned as a voidable transfer or otherwise, the Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Purchaser shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent and the Purchasers comply with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Purchasers, Collateral Agent and the Purchasers shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Issuer bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Purchaser, at any time or times, to require strict performance by Issuer of any provision of this Agreement or by Issuer or any other Note Document shall not waive, affect, or diminish any right of Collateral Agent or any Purchaser thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Purchasers and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Purchasers under this Agreement and the other Note Documents are cumulative. Collateral Agent and the Purchasers have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Purchaser of one right or remedy is not an election, and any Purchaser’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Issuer waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Purchaser on which Issuer or any Guarantor is liable.

9.8 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent (at the direction of the Required Purchasers) to exercise the rights and remedies under this Section 9 after the occurrence and during the continuance of an Event of Default as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Issuer hereby (a) grants to the Collateral Agent, for the ratable benefit of the other Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to Issuer (or applicable grantor)) (“Collateral Agent License”), including in such license the right to use, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by Issuer (or any applicable grantor), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof, provided that with respect to any licenses held by Issuer, such Collateral Agent License shall only be granted to the extent such assignment or grant is permitted under the terms of such license and if such assignment or grant is not permitted under the term of such license Issuer will or will cause the applicable guarantor to cooperate with Collateral Agent and the other Secured Parties to receive the benefits of such Collateral Agent License to the maximum extent possible and (b) irrevocably agrees that the Collateral Agent may sell any of such Issuer’s Inventory directly to any person, including without limitation persons who have previously purchased Issuer’s Inventory from Issuer and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to Issuer and any Inventory that is covered by any Copyright owned by or licensed to Issuer and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to Issuer (or any applicable grantor) and sell such Inventory as provided herein.

9.9 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Purchaser is hereby authorized at any time or from time to time upon the direction of the Required Purchasers, without notice to Issuer or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Issuer (regardless of whether such balances are then due to Issuer) and any other properties or assets at any time held or owing by that Purchaser or that holder to or for the credit or for the account of Issuer against and on account of any of the Obligations that are not paid when due. Any Purchaser exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Purchasers or holders shall sell) such participations in each such other Purchaser’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Purchaser to share the amount so offset or otherwise received with each other Purchaser or holder in accordance with their respective Pro Rata Shares of the Obligations. Issuer agrees, to the fullest extent permitted by law, that (a) any Purchaser may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Purchaser so purchasing a participation in the Notes made or other Obligations held by other Purchasers or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Purchaser or holder were a direct holder of the Notes and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Purchaser that has exercised the right of offset, the purchase of participations by that Purchaser shall be rescinded and the purchase price restored without interest.

10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Purchaser or Issuer may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Issuer:	5E Advanced Materials, Inc. 19500 State Highway 249, Suite 125 Houston, Texas 77070 Attn: Paul Weibel Email: pweibel@5eadvancedmaterials.com

If to the Australian Obligors:	American Pacific Borates Pty Ltd (ABN 68 615 606 114) 63 Summerhill Drive, Stake Hill, Western Australia 6181, Australia Attn: Paul Weibel Email: pweibel@5eadvancedmaterials.com

Fort Cady Holdings Pty Ltd (ABN 56 617 760 746) 63 Summerhill Drive, Stake Hill, Western Australia 6181, Australia Attn: Paul Weibel Email: pweibel@5eadvancedmaterials.com

If to Collateral Agent or Purchaser:

Alter Domus (US) LLC

Address: 225 W. Washington St., 9th Floor

Chicago, Illinois 60606

Attn: Legal Department, Emily Ergang Pappas and Alexa Putnam

Email: legal@alterdomus.com, emily.ergangpappas@alterdomus.com, Alexa.Putnam@alterdomus.com and Cortland_Successor_Agent@alterdomus.com

with a copy (which shall not constitute notice) to:	Holland & Knight LLP 150 N. Riverside Plaza, Suite 2700 Chicago, Illinois 60606 Attn: Joshua M. Spencer Email: joshua.spencer@hklaw.com

If to Purchaser:	BEP Special Situations IV LLC 300 Crescent Court, Suite 1860 Dallas, Texas 75201 Attn: Jonathan Siegler Email: jasiegler@bluescapegroup.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn: Andy Veit

Email: andrew.veit@kirkland.com

and:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn: Julian Seiguer

Email: julian.seiguer@kirkland.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF ISSUER, EACH GUARANTOR, COLLATERAL AGENT AND PURCHASERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER NOTE DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG ISSUER,

COLLATERAL AGENT AND/OR PURCHASERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ISSUER, COLLATERAL AGENT AND/OR PURCHASERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER NOTE DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER NOTE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Note Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Issuer and each Guarantor hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Purchasers shall have the right to bring any action or proceeding against Issuer (or any property of Issuer) and/or a Guarantor (or any property of any Guarantor) in the court of any other jurisdiction Collateral Agent or Purchasers deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Issuer and each Guarantor irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Issuer and/or any Guarantor specified herein (and shall be effective when such mailing shall be effective, as provided therein). Issuer and each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Section 11 shall affect the right of Collateral Agent or Purchasers to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Issuer in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Issuer may not transfer, pledge or assign this Agreement or any rights or obligations under it without the prior written consent of the Required Purchasers (which may be granted or withheld in Required Purchasers’ discretion, subject to Section 12.5). The Purchasers have the right, subject to any restrictions in the Note to the extent outstanding, without the consent of or notice to Issuer, to sell, transfer, assign, pledge or negotiate (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Purchaser Transfer”), or grant participation in all or any part of, or any interest in, the Purchasers’ obligations, rights, and benefits under this Agreement and the other Note Documents; provided that, except upon the occurrence and during the continuance of an Event of Default under Sections 8.1 or 8.5, to the extent that after giving effect to any such Purchaser Transfer, such Purchaser and/or its Affiliates shall hold fifty percent (50%) or less of the aggregate outstanding principal amount of the Notes, such Purchaser Transfer shall require the prior written consent of Issuer (not to be unreasonably withheld, delayed or conditioned); provided further that the Issuer shall be deemed to have consented to any such Purchaser Transfer unless it shall object thereto by written notice to the Purchaser within three (3) Business Days after having received notice thereof. Issuer and Collateral Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned until the Required Purchasers shall have received and accepted an effective assignment agreement in form satisfactory to the Required Purchasers executed, delivered and fully completed by the applicable parties thereto (with a copy to the Collateral Agent), and shall have received such other information regarding such assignee as the Required Purchasers reasonably shall require. The assignee, if it is not a Purchaser, shall deliver to the Collateral Agent all documentation and information necessary to satisfy the Collateral Agent’s “know your customer” requirements and all applicable tax forms (including, without limitation, a properly completed and duly executed IRS Form W-9 (or other applicable tax form). Issuer shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Purchasers and principal amounts (and stated interest) of the Notes owing to each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Issuer, Collateral Agent and Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding any other language to the contrary contained herein or in any other Note Documents, as of any particular date, the Collateral Agent shall be entitled to rely conclusively upon the Register as most recently delivered by the Issuer to the Collateral Agent (including without limitation in connection with any determination as to which Purchasers constitute the Required Purchasers under this Agreement). Further notwithstanding anything to the contrary contained in this Agreement or in any other Note Documents, the Notes are registered obligations, the right, title and interest of the Purchasers and their assignees in and to such Notes, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 12.1 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. Any agreement or instrument pursuant to which a Purchaser sells a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.5 that affects such Participant. The Issuer agrees that each participant shall be entitled to the benefits of Exhibit C (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C (it being understood that the documentation required under Section 7 of Exhibit C shall be delivered to the Purchaser who sells the participation)) to the same extent as if it were a Purchaser and had acquired its interest by assignment this Section 12.1. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Issuer, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Register or Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining the Register or Participant Register.

12.2 Indemnification; Waivers.

(a) Indemnification by Issuer and Guarantors. Issuer and each Guarantor agrees to indemnify, reimburse, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Note Documents whether in contract, tort or otherwise; and (ii) all losses, Collateral Agent Expenses and Purchasers’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Note Documents (including reasonable attorneys’ fees and expenses and, if necessary or appropriate, local counsel in each reasonably necessary and materially relevant jurisdiction for any Indemnified Person), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. Issuer and each Guarantor hereby further agrees to indemnify, reimburse, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of any counsel for and, if necessary or appropriate, local counsel in each reasonably necessary and materially relevant jurisdiction for any Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Issuer, a Guarantor or any of their respective shareholders, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Purchasers) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. This Section 12.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Waiver of Consequential Damages. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnified Person or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Note Documents. The Required Purchasers may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, no approval or consent thereunder, or any consent to any departure by Issuer or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, Collateral Agent and the Required Purchasers provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing the amount outstanding under the Notes held by each Purchaser’s shall be effective as to such Purchaser without such Purchaser’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Purchasers directly affected thereby, (A) reduce the principal of, rate of interest on, Redemption Price or any fees with respect to the Note or forgive any principal, Redemption Price, interest (other than default interest) or fees (other than late charges) with respect to the Note (B) postpone the date fixed for, or waive, any payment of principal of any Note or of interest on the Note (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Purchasers” or the percentage of Purchasers which shall be required for the Purchasers to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Issuer to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Note Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Issuer of any of its rights and obligations under any Note Document or release Issuer of its payment obligations under any Note Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share or that provide for the Purchasers to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; (I) amend any of the provisions of Section 12.5; (J) make any change that adversely affects the conversion rights of any Note. It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), the Required Purchasers may from time to time designate covenants in this Agreement less restrictive by notification to a representative of Issuer.

(c) This Agreement and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Note Documents merge into this Agreement and the Note Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Issuer in Section 12.2 to indemnify each Purchaser and Collateral Agent, the withholding provision in Section 2.5 hereof, the confidentiality provisions in Section 12.8 below and Exhibit B of this Agreement shall survive the termination of the Note Documents and the payment in full of the Obligations hereunder.

12.8 Confidentiality. In handling any confidential information of Issuer, each of the Purchasers and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Purchasers’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Notes (provided, however, the Purchasers and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) (other than disclosure of any information of the kind referred to in sections 275(1) and 275(4) of the PPSA (unless section 275(7) of the PPSA applies)) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Purchasers’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent or the Required Purchasers may reasonably considers appropriate in exercising remedies under the Note Documents; and (f) to third party service providers of the Purchasers and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Purchasers and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Purchasers’ and/or Collateral Agent’s possession when disclosed to the Purchasers and/or Collateral Agent, or becomes part of the public domain after disclosure to the Purchasers and/or Collateral Agent through no breach of this provision by the Purchasers or the Collateral Agent; or (ii) is disclosed to the Purchasers and/or Collateral Agent by a third party, if the Purchasers and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Purchasers may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Collateral Agent and the Purchasers do not disclose the identity of Issuer or the identity of any person associated with Issuer. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8. Notwithstanding anything contained in this Section 12.8, Issuer and the initial Purchasers hereby acknowledge and agree that as of the Effective Date, after giving effect to the public announcement of the Transactions, none of Issuer nor any of its affiliates has provided such Purchasers with any material, nonpublic information.

12.9 Right of Set Off. Issuer and each Guarantor hereby grant to Collateral Agent and to each Purchaser, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Issuer even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ISSUER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY ISSUER AND EACH GUARANTOR.

12.10 Cooperation of Issuer. If necessary, Issuer agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Notes (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Issuer’s management personnel available to meet with the Purchasers and prospective participants and assignees of the Notes or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Purchasers in the preparation of information relating to the financial affairs of Issuer as any prospective participant or assignee of the Notes (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Issuer authorizes each Purchaser to disclose to any prospective participant or assignee of the Notes (or portions thereof), any and all information in such Purchaser’s possession concerning Issuer and its financial affairs which has been delivered to such Purchaser by or on behalf of Issuer pursuant to this Agreement, or which has been delivered to such Purchaser by or on behalf of Issuer in connection with such Purchaser’s credit evaluation of Issuer prior to entering into this Agreement.

12.11 Public Announcement. Issuer hereby agrees that Collateral Agent and each Purchaser, after consultation with Issuer, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Issuer’s name, tradenames and logos. Each Purchaser hereby agrees that Issuer, after consultation with the Purchasers, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Purchasers’ names, tradenames and logos. Notwithstanding the foregoing, such consultation with Issuer shall not be required for any disclosures by Collateral Agent and the Purchasers may also make required disclosures to the SEC, ASX or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12 Collateral Agent and Purchaser Agreement. Collateral Agent and the Purchasers hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Issuer acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Issuer has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Issuer, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Purchasers.

12.15 Guaranty.

(a) The Guarantors hereby jointly and severally guarantee to Collateral Agent and the Purchasers, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to Collateral Agent and the Purchasers by Issuer and each other Guarantor under the Notes, this Agreement or under any other Note Document (for the avoidance of doubt, including any obligations of the Issuer and any Guarantor under Exhibit C), in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Issuer or any other Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The guarantee in this Section 12.15(a) is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising. The Guarantors hereby further agree that the obligations of the Issuer as set forth on Exhibit C attached hereto apply mutatis mutandis as obligations of the Guarantors.

(b) Obligations Unconditional. The obligations of the Guarantors under Section 12.15(a) above are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer and each other Guarantor under the Notes, this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.15(b) that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any Lien or security interest granted to, or in favor of, Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

(c) The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Collateral Agent or any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(d) The obligations of the Guarantors under this Section 12.15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify and hold the Collateral Agent and the Purchasers harmless (on demand) for all reasonable costs and expenses (including fees of any counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(e) The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnity obligations), they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.15(a), whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(f) The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.15(f) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of Section 12.15 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 12.15(f), (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Guarantor, the ratio (expressed as a percentage) of the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

(g) In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.15(a) would otherwise, taking into account the provisions of Section 12.15(f), be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.15(a), then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Collateral Agent, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

12.16 Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Issuer as of the date such Person becomes a Purchaser and as of the Closing Date, that:

(a) Such Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement will not violate, conflict with or result in a breach of or default under (i) such Purchaser’s organizational documents, (ii) any agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Purchaser.

(d) Each of the Notes to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.

(e) Such Purchaser can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(f) Such Purchaser has had an opportunity to receive, review and understand all information related to Issuer requested by it and to ask questions of and receive answers from Issuer regarding Issuer, its Subsidiaries, its business and the terms and conditions of the offering of the Notes, and has conducted and completed its own independent due diligence.

(g) Based on the information such Purchaser has deemed appropriate, it has independently made its own analysis and decision to enter into the Note Documents.

(h) Such Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Issuer or the purchase of the Notes.

(i) Such Purchaser is (i) an “accredited investor” as defined in Regulation D promulgated under the Securities Act, (ii) an institutional account as defined in FINRA Rule 4512(c), (iii) an Eligible Investor, (iv) not acting on behalf of, or for the benefit of, any person who is not an Eligible Investor, and (v) is not acquiring the Notes (or shares of Common Stock issuable upon conversion of the Notes) with the purpose of selling or transferring, or granting, issuing, or transferring interests in, or options over, the Notes (or shares of Common Stock issuable upon conversion of the Notes) within 12 months of their purchase or issuance other than to an Eligible Investor.

(j) The Purchasers agree that the Notes and the shares of Common Stock issuable upon conversion of the Notes may not be sold or transferred unless (i) such Notes or the shares of Common Stock issuable upon conversion of the Notes are sold or transferred pursuant to an effective registration statement pursuant to the Securities Act and disclosure document pursuant to the Corporations Act 2001 (Cth), (ii) such Notes or the shares of Common Stock issuable upon conversion of the Notes are sold or transferred in accordance with to Rule 144 or any other exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or the Corporations Act 2001 (Cth), (iii) the Issuer has received an opinion of counsel reasonably satisfactory to it that such sale or transfer may lawfully be made without registration under the Securities Act or without disclosure under the Corporations Act 2001 (Cth), or (iv) Notes or the shares of Common Stock issuable upon conversion of the Notes are transferred without consideration to an affiliate of such holder or a custodial nominee.

12.17 Tax Matters. For all U.S. federal and relevant state or local tax purposes, except as otherwise required by a Governmental Authority or change in applicable law, the parties hereto agree to: (1) treat the Notes as investment units within the meaning of Section 1.1273-2(h) of the United States Treasury Regulations, and accordingly, treat the Notes as having been issued on the Closing Date with an “issue price” (within the meaning of Section 1.1273-2 of the United States Treasury Regulations) equal to their initial principal amount, (2) treat the Notes as being subject to a single payment schedule that, as of the Closing Date, is significantly more likely than not to occur, and accordingly, treat the Notes as convertible debt instruments that are not “contingent payment debt instruments” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law), (3) treat the accrual of interest and original issue discount and any amounts received upon conversion, redemption or other disposition as not constituting “contingent interest” within the meaning of Sections 871(h) and 881(c) of the Internal Revenue Code (or within the meaning of a comparable exception under the “Interest” article of an applicable United States income tax treaty) (clauses (1), (2), (3), and (4), the “Intended Tax Treatment”), and (4) file all relevant Tax returns consistently with the Intended Tax Treatment. Notwithstanding the foregoing, if a Governmental Authority (other than as a result of a change in law after the date hereof) requires the Notes to be treated in a manner inconsistent with the Intended Tax Treatment and, as a result, amounts payable to or for the account of any Purchaser are subject to U.S. federal withholding Tax, such taxes shall be Excluded Taxes. If as a result of a change in circumstances within the meaning of Section 1.1272-1(c)(6) of the United States Treasury Regulations, payments are not made pursuant to the payment schedule described in the previous sentence, then the parties hereto agree, solely for purposes of Sections 1272 and 1273 of the Internal Revenue Code, to cooperate to make appropriate subsequent adjustments in accordance with Section 1.1272-1(c)(6) of the United States Treasury Regulations (and any corresponding provision of state income tax law). The Issuer acknowledges its obligations to file and/or publicly post (as applicable) an IRS Form 8937 if a conversion rate adjustment (or lack thereof) results in a distribution under Section 305(c) of the Internal Revenue Code and agrees to notify the Purchasers on a timely basis in the event of such an adjustment (or lack thereof) and consider, in good faith, any timely received, reasonable comments of the Purchasers in preparing such IRS Form 8937.

12.18 PPSA Provisions.

(a) Where any Secured Party has a security interest (as defined in the PPSA) under any Note Document, to the extent the law permits:

(i) for the purposes of sections 115(1) and 115(7) of the PPSA: each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA; and sections 142 and 143 of the PPSA are excluded;

(ii) for the purposes of section 115(7) of the PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(iii) each party waives its right to receive from any Secured Party any notice required under the PPSA (including a notice of a verification statement);

(iv) if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Secured Party states otherwise at the time of exercise. However, this Section 12.18 does not apply to a right, power or remedy which can only be exercised under the PPSA; and

(v) if the PPSA is amended to permit the parties to agree not to comply with or to exclude other provisions of the PPSA, the Collateral Agent may notify the Issuer, the Australian Obligors and the Secured Parties that any of these provisions is excluded, or that the Secured Parties need not comply with any of these provisions.

This does not affect any rights a person has or would have other than by reason of the PPSA and applies despite any other clause in any Note Document.

(b) Whenever the Collateral Agent reasonably requests the Issuer or any Australian Obligor to do anything:

(i) to ensure any Note Document (or any security interest (as defined in the PPSA) or other Lien under any Note Document) is fully effective, enforceable and perfected with the contemplated priority;

(ii) for more satisfactorily assuring or securing to the Secured Parties the property the subject of any such security interest or other Lien in a manner consistent with the Note Documents; or

(iii) for aiding the exercise of any power in any Note Document,

the Issuer or that Australian Obligor (as applicable) shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Lien.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUER:

5E ADVANCED MATERIALS, INC.

By:	/s/ Paul Weibel
Name:	Paul Weibel
Title:	Chief Financial Officer

GUARANTORS:

AMERICAN PACIFIC BORATES PTY LTD

Executed by American Pacific Borates Pty Ltd (ABN 68 615 606 114) in accordance with section 127 of the Australian Corporations Act 2001 (Cth)
by a director and director/company secretary:

/s/ Henri Tausch	/s/ Paul Weibel
Signature of director	Signature of director/company secretary

Henri Tausch	Paul Weibel
Name of director	Name of director/company secretary (please print)

[Signature Page to Note Purchase Agreement]

FORT CADY HOLDINGS PTY LTD

Executed by Fort Cady Holdings Pty Ltd (ABN 56 617 760 746) in accordance with section 127 of the Australian Corporations Act 2001 (Cth)
by a director and company secretary:

/s/ Anthony Hall	/s/ Aaron Bertolatti
Signature of director	Signature of company secretary

Anthony Hall	Aaron Bertolatti
Name of director (please print)	Name of company secretary (please print)

[Signature Page to Note Purchase Agreement]

PURCHASER:

BEP SPECIAL SITUATIONS IV LLC

By:	/s/ Jonathan Siegler
Name:	Jonathan Siegler
Title:	Managing Director

[Signature Page to Note Purchase Agreement]

COLLATERAL  AGENT:

ALTER DOMUS (US) LLC

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

[Signature Page to Note Purchase Agreement]

EXHIBIT A

Description of Collateral

The Collateral consists of all of Issuer and each Guarantor’s (each, a “Grantor”) right, title and interest in and to the following property:

All of such Grantor’s rights, title and interest in, to and under all assets and property (including real property) of such Grantor, including but not limited to the following, in each case whether now or hereafter existing, owned, arising or acquired by such Grantor, or in which such Grantor now has or at any time may own or acquire any right, title or interest, and in each case, wherever located, including, but not limited to, all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles including Intellectual Property (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and All Issuer’s Books and each Guarantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral with respect to the Issuer does not include: (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding equity interests, membership units, or other securities owned by Issuer or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter if adverse tax consequences would result from the pledge of one hundred percent (100%) of such equity interests, provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting equity interests of such Foreign Subsidiary; (b) any interest of Issuer as a lessee or sublessee under a real property lease; (c) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d) any interest of Issuer as a lessee under an Equipment lease if Issuer is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Issuer, Collateral Agent or any Purchaser; (e) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); (f) motor vehicles and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a financing statement); and (g) Excluded Accounts.

EXHIBIT B

Collateral Agent and Purchaser Terms

1. Appointment of Collateral Agent.

(a) Each Purchaser hereby appoints Alter Domus (US) LLC (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Note Documents and authorizes Collateral Agent to (i) take such action on its behalf and to exercise such rights, powers and remedies and perform such duties as are expressly delegated to Collateral Agent under the Note Documents and (ii) exercise such powers as are reasonably incidental thereto. Except for Section 8 of this Exhibit B, the provisions of this Exhibit B are solely for the benefit of Collateral Agent and the Purchasers, and Issuer and each Guarantor shall not have rights as a third-party beneficiary of any of such provisions.

(b) Without limiting the generality of clause (a) above, Collateral Agent is hereby authorized to (i) hold security interests in the Collateral for the ratable benefit of the Purchasers and otherwise act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Note Documents and all other purposes stated therein, (ii) take, at the direction of the Required Purchasers, such action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Note Documents, and (iii) except as may be otherwise specified in any Note Document, at the direction of the Required Purchasers, exercise all remedies given to Collateral Agent and the Purchasers, for the ratable benefit of itself and the Purchasers, with respect to Issuer, any Guarantor and/or the Collateral, whether under the Note Documents, applicable Requirements of Law or otherwise; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Purchaser to act as collateral sub-agent for Collateral Agent and the Purchasers for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Issuer or any Guarantor with, and cash and Cash Equivalents held by, such Purchaser, and may further authorize and direct the Purchasers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Purchaser hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by Collateral Agent. Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpation, indemnification and other provisions of this Exhibit B shall apply to any such sub-agent and to the Related Persons of Collateral Agent and any such sub-agent. Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(c) Under the Note Documents, Collateral Agent (i) is acting solely on behalf of the Purchasers, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Note Document to refer to Collateral Agent, which terms are used for title purposes only, are not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable law and are intended to create or reflect only an administrative relationship between contracting parties, (ii) is not assuming any obligation under any Note Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Purchaser or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Note Document, and each Purchaser, by accepting the benefits of the Note Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Note Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Issuer or any of its Subsidiaries that is communicated to or obtained by Alter Domus or any of its Affiliates in any capacity.

2. Binding Effect; Reliance on Instructions from Required Purchasers.

(a) Each Purchaser, by accepting the benefits of the Note Documents, agrees that (i) any action taken by Collateral Agent or the Required Purchasers (or, if expressly required in any Note Document, a greater proportion of the Purchasers) in accordance with the provisions of the Note Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Purchasers (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Purchasers (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Purchasers.

(b) [Reserved].

(c) If Collateral Agent shall request instructions from the Required Purchasers or all affected Purchasers with respect to any act or action (including failure to act) in connection with any Note Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Purchasers or all affected Purchasers, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Note Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Note Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Note Document in accordance with the instructions of the Required Purchasers or all affected Purchasers, as applicable.

3. Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other legal counsel, advisors, accountants and other experts (including legal counsel and advisors to, and accountants and experts engaged by, Issuer or any Guarantor) and take or omit to take any action in accordance with the advice of any such legal counsel, advisors, accountants and other experts, and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation or other oral statement, in each case believed by it to be genuine and to have been transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Note Document, and each Purchaser, Issuer and each Guarantor hereby waives and shall not assert (and Issuer shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Purchasers or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Purchaser or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Note Document; (iii) makes no warranty or representation, and shall not be responsible, to any Purchaser or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Issuer or any Related Person of Issuer in connection with any Note Document or any transaction contemplated therein or any other document or information with respect to Issuer or any Guarantor, whether or not transmitted or (except for documents expressly required under any Note Document to be transmitted to the Purchasers) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Note Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Note Document, whether any condition set forth in any Note Document is satisfied or waived, as to the financial condition of Issuer or a Guarantor or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Issuer, a Guarantor or any Purchaser describing such Event of Default that is clearly and conspicuously labeled “notice of default”; and, for each of the items set forth in clauses (i) through (iv) above, each Purchaser and Issuer and each Guarantor hereby waives and agrees not to assert (and Issuer shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4. Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Issuer or any Affiliate of Issuer as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates becomes a Purchaser hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Purchaser and the terms “Purchaser”, “Required Purchaser” and any similar terms shall, except where otherwise expressly provided in any Note Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Purchaser, or as one of the Required Purchasers.

5. Purchaser Credit Decision. Each Purchaser acknowledges that it has, independently and without reliance upon Collateral Agent, any other Purchaser or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conducted its own independent investigation of the financial condition and affairs of Issuer and has made and will continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Note Document or with respect to any transaction contemplated in any Note Document, in each case based on such documents and information as it shall deem appropriate. Collateral Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Issuer or any Affiliate of Issuer that may come in to the possession of Collateral Agent or any of its Related Persons.

6. Indemnification. Each Purchaser agrees to reimburse and hold harmless Collateral Agent and each of its Related Persons (including pursuant to Section 12.2 of the Agreement) ratably and promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, Issuer or any Guarantor) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Note Document (such costs and expenses, collectively, “Collateral Agent Expenses”). Each Purchaser further agrees to indemnify Collateral Agent and each of its Related Persons (including pursuant to Section 12.2 of the Agreement), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Purchaser, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Purchaser) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Note Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Purchaser shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Purchaser under a Note Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Purchaser for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Purchaser but failed to do so, such Purchaser shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Purchaser under a Note Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Purchaser but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Purchaser under the immediately preceding sentence of this Section 6 of this Exhibit B.

7. Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Purchasers and Issuer, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Purchasers shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Purchasers and has accepted such appointment, then the retiring Collateral Agent may, but shall not be obligated to, on behalf of the Purchasers, appoint a successor Collateral Agent from among the Purchasers. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Note Documents, (b) the Purchasers shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Note Document (other than as laid out below) other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Note Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Note Documents. Notwithstanding the foregoing, if no successor Collateral Agent has been appointed upon the effective date of Collateral Agent’s resignation, such resignation shall nevertheless become effective. Collateral Agent may, but shall not be obligated, to hold the Collateral as a gratuitous bailee until a successor Collateral Agent is appointed in such situation. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Note Documents (other than any rights to indemnity payments owed to the retiring Collateral Agent). After the retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Exhibit B and Section 11 and Sections 12.2 and 12.9 of the Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

8. Release of Collateral. Each Purchaser hereby consents to the release and hereby directs Collateral Agent, at the sole cost and expense of Issuer or the relevant Guarantor, to release (or in the case of clause (b)(ii) below, release or subordinate), on behalf of the Purchasers, the following:

(a) any Guarantor if all of the stock of such Subsidiary owned by Issuer is sold or transferred in a transaction permitted under the Note Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Note Document; provided, that Issuer shall have provided to Collateral Agent a certificate of a Responsible Officer stating that such transaction is permitted under the Note Documents (and each Purchaser hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this clause (a)); and

(b) any Lien held by Collateral Agent for the ratable benefit of itself and the Secured Parties against any Collateral that is sold or otherwise disposed of by Issuer in a transaction permitted by the Note Documents (including pursuant to a valid waiver or consent), provided, that Issuer shall have provided to Collateral Agent a certificate of a Responsible Officer stating that such transaction is permitted under the Note Documents (and each Purchaser hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this clause (b)).

In addition, each Purchaser hereby consents to the release and hereby directs Collateral Agent, at the sole cost and expense of Issuer, to enter into non-disturbance or similar agreements with licensees of the Issuer’s or any of its Subsidiaries’ Intellectual Property in connection with any collaboration, development, commercialization or other licensing transaction permitted by the Note Documents; provided, that Issuer shall have provided to Collateral Agent a certificate of a Responsible Officer stating that such transaction is permitted under the Note Documents (and each Purchaser hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this paragraph).

9. Exculpatory Provisions.

(a) Collateral Agent shall not have any duties or obligations except those expressly set forth in this Agreement and in the other Note Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Collateral Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement or by the other Note Documents that Collateral Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in this Agreement or in the other Note Documents); and in all cases Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Note Documents unless it shall (a) receive written instructions from the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents) specifying the action to be taken and (b) be indemnified to its satisfaction by the Purchasers against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action; provided that Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any applicable Note Document or Requirement of Law;

(iii) (x) except as expressly set forth herein and in the other applicable Note Documents, have any duty to disclose, or (y) be liable for the failure to disclose, any information relating to Issuer or any of its Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity; and

(iv) be liable for any apportionment or distribution of payments made by it in good faith and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Purchaser to whom payment was due but not made shall be to recover from other Purchasers any payment in excess of the amount to which they are determined to be entitled (and such other Purchasers hereby agree to return to such Purchaser any such erroneous payments received by them).

(b) Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent of, or at the request of, the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as Collateral Agent shall believe, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, shall be necessary, under the circumstances, as provided for herein or in the other Note Documents), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until a conspicuously labeled notice describing such Default or Event of Default is given to Collateral Agent in writing by Issuer, a Guarantor or a Purchaser. Collateral Agent shall be entitled to request written instructions, or clarification of any instruction or request, from the Required Purchasers (or, if the relevant Note Document stipulates the matter is a decision for any other Purchaser or group of Purchasers, from that Purchaser or group of Purchasers) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, and Collateral Agent may without any liability hereunder or under any other Note Document refrain from acting unless and until it receives those written instructions or that clarification. In the absence of such written instructions, Collateral Agent may act (or refrain from acting) as it considers to be in the best interests of itself and the Purchasers. The instructions as aforesaid and any action taken or failure to act pursuant thereto by Collateral Agent shall be binding on all of the Purchasers.

(c) Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to Collateral Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of Issuer, any Guarantor or any other obligor or guarantor, or (vii) any failure by Issuer or Guarantor or any other Person (other than itself) to perform any of its obligations hereunder or under any other Note Document or the performance or observance of any covenants, agreements, or other terms or conditions set forth herein or therein.

(d) Collateral Agent shall not be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(e) Collateral Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other Note Document nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Note Document.

(f) Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations hereunder or any other Note Document arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, pandemics or endemics, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(g) Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Liens thereon, or any certificate prepared by any party in connection therewith, nor shall Collateral Agent have any duty to, and shall not be responsible or liable to the Purchasers for any failure to, monitor, maintain or preserve any portion of the Collateral, any security interests of Collateral Agent therein or any filings, registrations, or recordings made with respect thereto. Collateral Agent shall not have any obligation whatsoever to any Purchaser or any other person to investigate, confirm or assure that the Collateral exists or is owned by Issuer or, as the case may be, any Guarantor or is insured or has been encumbered, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Note Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

EXHIBIT C

Taxes; Increased Costs

1. Defined Terms. For purposes of this Exhibit C:

(a) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(b) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Notes pursuant to a law in effect on the date on which (A) such Purchaser acquires such interest in the Notes or (B) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit C, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any withholding Taxes imposed under FATCA.

(c) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

(d) “Foreign Purchaser” means a Purchaser that is not a U.S. Person.

(e) “Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Issuer or any Guarantor under any Note Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

(f) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

(g) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(h) “Recipient” means Collateral Agent or any Purchaser, as applicable.

(i) “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

(j) “Withholding Agent” means the Issuer and any Guarantor.

2. Payments Free of Taxes. Any and all payments by or on account of any obligation of Issuer or any Guarantor under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Issuer or the relevant Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3. Payment of Other Taxes by Issuer and Guarantors. Issuer and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes.

4. Indemnification by Issuer. Issuer and each Guarantor shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit C or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Issuer or, as the case may be, a Guarantor by any Recipient (with a written copy to the Collateral Agent), or by the Collateral Agent on its own behalf or on behalf of the Issuer, shall be conclusive absent manifest error.

5. Indemnification by the Purchasers. Each Purchaser shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Purchaser (but only to the extent that Issuer has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Issuer to do so), (b) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes

attributable to such Purchaser, in each case, that are payable or paid by Collateral Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by Collateral Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document or otherwise payable by Collateral Agent to the Purchaser from any other source against any amount due to Collateral Agent under this Section 5.

6. Evidence of Payments. As soon as practicable after any payment of Taxes by Issuer or a Guarantor to a Governmental Authority pursuant to the provisions of this Exhibit C, Issuer shall deliver to the Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Collateral Agent.

7. Status of Purchasers.

(a) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to Issuer and Collateral Agent, at the time or times reasonably requested by Issuer or Collateral Agent, such properly completed and executed documentation reasonably requested by Issuer or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by Issuer or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Issuer or Collateral Agent as will enable Issuer or Collateral Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(b) Without limiting the generality of the foregoing, in the event that Issuer is a U.S. Person,

(i) any Purchaser that is a U.S. Person shall deliver to Issuer and Collateral Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer or Collateral Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Issuer and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer or Collateral Agent), whichever of the following is applicable:

A. in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B. executed copies of IRS Form W-8ECI;

C. in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Issuer and Collateral Agent, to the effect that such Foreign Purchaser (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D. to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Issuer and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer or Collateral Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Issuer or Collateral Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to Issuer and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Issuer or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Issuer or Collateral Agent as may be necessary for Issuer and Collateral Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Issuer and Collateral Agent in writing of its legal inability to do so.

8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9. Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining the Note or of maintaining its obligation to make the Note, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Issuer will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10. Survival Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Collateral Agent or any assignment of rights by, or the replacement of, a Purchaser, and the repayment, satisfaction or discharge of all obligations under any Note Document.

EXHIBIT D

Compliance Certificate

TO: BEP Special Situations IV LLC, as Purchaser

FROM: 5E ADVANCED MATERIALS, INC.

The undersigned authorized officer (“Officer”) of 5E Advanced Materials, Inc. (“Issuer”), hereby certifies that in accordance with the terms and conditions of the Note Purchase Agreement dated as of August 11, 2022, by and among Issuer, the Guarantors from time to time party thereto, Collateral Agent, and the Purchasers from time to time party thereto (the “Note Purchase Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Note Purchase Agreement),

12.1 Issuer is in complete compliance for the period ending with all required covenants except as noted below; and

12.2 There are no defaults or Events of Default, except as noted below.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Issuer, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

Reporting Covenant	Requirement	Actual	Complies
1) Monthly financial statements	If requested by a Purchaser, within 10 days with respect to any month for which at least 30 days have elapsed		Yes	No	N/A

2) Quarterly financial statements	Quarterly within 45 days after first 3 quarters		Yes	No	N/A

3) Annual (CPA Audited) statements	Within 90 days after FYE (or within 5 days of filing with the SEC)		Yes	No	N/A

4) 8-K, 10-K and 10-Q Filings	Within 5 days of filing		Yes	No	N/A

Reporting Covenant	Requirement	Actual	Complies

5) Copies of material correspondence with Governmental Authorities	If requested pursuant to Section 6.2(a)(xv), within 5 days after documents are sent/received		Yes	No	N/A

6) IP Report	If requested pursuant to Section 6.2(a)(xv), promptly		Yes	No	N/A

7) Notice of creation of New Subsidiary	10 days’ prior to the creation thereof		Yes	No	N/A

8) Notice of addition of new office locations containing at least $1,00,000 of assets or property, changes in jurisdiction, organizational structure, name or organizational number	20 days’ prior to such acquisition or change		Yes	No	N/A

9) Notice of Default or Event of Default	Within 3 Business Days		Yes	No	N/A

10) Notice of Blocked Persons, convictions, indictments, arraignments	If requested pursuant to Section 6.2(a)(xv), immediately		Yes	No	N/A

11) Notice of rights in any commercial tort claim or letter of credit with a value in excess of $1,000,000	If requested pursuant to Section 6.2(a)(xv), when applicable		Yes	No	N/A

12) Notice of becoming a Registered Organization	Within 7 Business Days or receiving organizational ID		Yes	No	N/A

13) Updated Perfection Certificate	Beginning the month ending December 31, 2022, and once every 6 months thereafter		Yes	No	N/A

14) Notice of of any litigation or governmental proceedings pending or threatened (in writing), which could result in damages or costs in excess of $1,000,000	If requested pursuant to Section 6.2(a)(xv), promptly		Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

Institution Name	Account Number	New Account?		Account Control	Agreement in place?
1)		Yes	No	Yes	No
2)		Yes	No	Yes	No
3)		Yes	No	Yes	No
4)		Yes	No	Yes	No

Financial Covenants

Unrestricted Cash	Unrestricted Cash has been greater than $10,000,000 for each day of the reporting period covered by this Compliance Certificate
	Yes	No	N/A

Other Matters

1)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Note Purchase Agreement?	Yes	No

2)	Has Issuer provided the Purchasers and the Collateral Agent, as applicable, with all notices and certificates required to be delivered under Sections 6.2(a) and 6.2(b) of the Note Purchase Agreement?	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

5E Advanced Materials, Inc.

By:
Name:
Title:
Date:

EXHIBIT E

Form of Note

[Attached]

[FORM OF NOTE]

THE OFFER AND SALE OF NOTES REPRESENTED HEREBY OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH NOTES AND SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (Y) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (Z) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE NOTES REPRESENTED HEREBY ARE GOVERNED BY THE PROVISIONS OF A NOTE PURCHASE AGREEMENT, DATED AS OF AUGUST 11, 2022 (THE “AGREEMENT”), AMONG THE COMPANY, THE GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. BY ACCEPTING ANY NOTE REPRESENTED HEREBY, THE HOLDER THEREOF WILL BE DEEMED TO AGREE TO BE BOUND BY THE TERMS OF THE AGREEMENT AS A PURCHASER.

THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO THE COMPANY AT THE FOLLOWING ADDRESS: 19500 STATE HIGHWAY 249, SUITE 125, HOUSTON, TX 77070; ATTENTION: PAUL WEIBEL; EMAIL: pweibel@5eadvancedmaterials.com.

Secured Promissory Note

No. [ ] U.S. $[ ]

5E Advanced Materials, Inc., a Delaware corporation (herein called the “Company”), which term includes any successor corporation under the Agreement referred to on the reverse hereof, for value received hereby promises to pay to [___________], or registered assigns, the principal sum of [______________________________] UNITED STATES DOLLARS (U.S. $[_______________]) (which amount may from time to time be increased or decreased by adjustments made on the records of the Company in accordance with the below-referred Agreement) on August 11, 2022. The Company will pay all outstanding principal of any Note and accrued and unpaid interest thereon as provided in the below-referred Agreement.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the below-referred Agreement. In the case of any conflict between this Note and such Agreement, the provisions of such Agreement shall control.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

5E ADVANCED MATERIALS, INC.

Dated: _______________________	By:
Name:
Title:

[Signature Page to Form of Note]

[FORM OF REVERSE OF NOTE]

5E ADVANCED MATERIALS, INC.

Secured Promissory Note

This Note is one of a duly authorized issue of Notes of the Company, designated as its Secured Promissory Notes (the “Notes”), initially limited in aggregate principal amount to $[__],000,000 all issued or to be issued under and pursuant to a Note Purchase Agreement dated as of August 11, 2022 (the “Agreement”) among the Company, the Guarantors named therein, the Purchasers named therein and Alter Domus (US) LLC, as Collateral Agent, to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Purchasers of the Notes.

Except as provided for in the Agreement, the principal amount on this Note shall be payable, when and if due, only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Agreement.

Interest. Stated Interest will accrue on this Note at a rate per annum equal to (i) 4.5% for interest paid in cash or (ii) 6.00% in the case of interest paid-in-kind, in each case, payable as set forth in the Agreement.

Conversion. The Notes are convertible into shares of Common Stock and cash subject to the terms of the Agreement.

Redemption. The Notes will be subject to Redemption as provided in the Agreement.

Acceleration of Maturity. The Agreement contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events upon the terms and conditions specified therein.

Denominations. The Notes are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof (or, if any PIK Interest has been paid, $1.00 or any integral multiple of $1.00 in excess thereof), as provided in the Agreement and subject to certain limitations therein set forth.

Transfer. This Note is assignable or transferable, in whole or in part, to the extent such assignment or transfer is permitted pursuant to the terms of the Agreement.

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONVERSION NOTICE

If you want to convert all or any portion (which must be $1,000 or in integral multiples of $1,000 in excess thereof (or, if any PIK Interest has been paid, $1.00 or any integral multiple of $1.00 in excess thereof)) this Note, check the box: ☐ and specify the Principal Amount to be so converted: $_____________________,000.

Date:

(Legal Name of Holder)

By:
Name: Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Company or the transfer agent for the Company’s Common Stock, as applicable, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Company or the transfer agent for the Company’s Common Stock in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT F

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of August [•], 2022 (this “Agreement”), has been entered into by and between 5E ADVANCED MATERIALS, INC., a Delaware corporation (the “Company”) and the Purchasers (as defined below).

BACKGROUND

In connection with the Note Purchase Agreement, dated as of August [•], 2022 (the “NPA”), by and among BEP Special Situations IV LLC, any other persons otherwise party thereto from time to time (each a “Purchaser”), the Company, the guarantors from time to time party thereto and Alter Domus (US) LLC, as collateral agent, pursuant to which the Purchasers have agreed to purchase from the Company $[•] in aggregate principal amount of secured promissory notes, represented by the Secured Promissory Notes (the “Notes”) of the Company, the Company has agreed to provide to the Purchaser certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), and applicable state securities laws with respect to the Notes and the Conversion Shares (as defined below).

AGREEMENT

In light of the above, the Company and the Purchaser hereby agree as follows:

1.	Definitions.

As used in this Agreement, the following terms will have the respective meanings set forth in this Section 1:

“Additional Interest” has the meaning set forth in Section 2(c)(iv).

“Advice” has the meaning set forth in Section 2(d)(iii).

“Agreement” has the meaning set forth in the preamble.

“As-Converted Conversion Share Ownership Percentage” means with respect to any Holder(s) as of any time, a fraction (a) whose numerator is the aggregate number of Conversion Shares owned, or issuable upon conversion of the Notes owned, by such Holder(s) as of such time; and (b) whose denominator is the aggregate number of Conversion Shares that are then outstanding or are issuable upon conversion of the Notes then outstanding.

“Block Trade” means a registered offering and/or sale of Registrable Securities on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) requiring the involvement of the Company but not involving any “road show” or substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Blue Sky” has the meaning set forth in Section 3(m).

“Business Day” means (i) a day on which the Common Stock is traded on a Trading Market, (ii) if the Common Stock is not listed on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices) or (iii) in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

“Claim” has the meaning set forth in Section 5(c).

“Commission” means the U.S. Securities and Exchange Commission or any successor agency.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of the Notes.

“Demand Registration Notice” has the meaning set forth in Section 2(e)(i).

“Demand Registration Statement” means each registration statement under the Securities Act that is designated by the Company for the registration, under the Securities Act, of any Demand Underwritten Offering pursuant to Section 2(e). For the avoidance of doubt, the Demand Registration Statement may, at the Company’s election, be the Registration Statement filed pursuant to Section 2(a).

“Demand Underwritten Offering” has the meaning set forth in Section 2(e)(i).

“Demand Underwritten Offering Majority Holders” has the meaning set forth in Section 2(e)(iv)(1).

“Demanding Notice Holders” has the meaning set forth in Section 2(e)(i).

“Discontinuance Notice” has the meaning set forth in Section 3(d).

“Effective Date” means, with respect to any Registration Statement, the date on which the Commission first declares effective such Registration Statement.

“Effectiveness Deadline” means, with respect to a Registration Statement filed pursuant to Section 2(a), 120 calendar days after the Filing Deadline in the case of a filing on Form S-1 and 60 calendar days after the Filing Deadline in the case of a filing on Form S-3.

“Effectiveness Period” has the meaning set forth in Section 2(a).

“End of Suspension Notice” has the meaning set forth in Section 2(b).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Deadline” means September [•]1, 2022.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor organization performing similar functions.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” has the meaning set forth in Section 5(c).

“Indemnifying Party” has the meaning set forth in Section 5(c).

“Losses” has the meaning set forth in Section 5(a).

“Managing Underwriters” means one or more registered broker-dealers that are designated in accordance with this Agreement to administer such offering.

“Maximum Successful Underwritten Offering Size” means, with respect to any Demand Underwritten Offering, the maximum number of securities that may be sold in such offering without adversely affecting the marketability, proposed offering price, timing, or method of distribution of the offering, as advised by the Managing Underwriters in their reasonable and good faith opinion for such offering to the Company and the applicable Demand Underwritten Offering Majority Holders.

“Notes” has the meaning set forth in the preamble.

“NPA” has the meaning set forth in the preamble.

“Offering Launch Time” means, with respect to a Demand Underwritten Offering, the earliest of (a) the first date a preliminary prospectus (or prospectus supplement) for such offering is filed with the Commission; (b) the first date such offering is publicly announced; and (c) the date a definitive agreement is entered into with the Managing Underwriters respect to such offering.

“Opt-Out Notice” has the meaning set forth in Section 6(l).

“Permitted Transferee” means any Person to whom a Holder sells, assigns, distributes or transfers all or a portion of its Registrable Securities; provided that such Person executes and delivers to the Company a joinder to this Agreement under which it becomes a “Holder” under this Agreement and agrees to be bound by the provisions of this Agreement applicable to Holders.

[1]	NTD: To be 45 calendar days following closing.

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“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Agreement.

“Piggy-Back Transaction” has the meaning set forth in Section 2(f).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus, any free-writing prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchaser” means any of one of the Purchasers.

“Purchasers” means the purchasers of the Notes identified on Schedule 2.2 to the NPA and each successor and assignee that becomes party to the NPA.

“Registrable Securities” means any Conversion Shares issued or issuable upon conversion of the Notes. “Registrable Securities” also includes any shares of capital stock issued or issuable with respect to the foregoing as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement; (ii) such securities are actually sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met and the legend restricting further transfer has been removed from the stock certificate or book-entry position representing such securities; or (iii) such securities are no longer outstanding.

“Registration Default” has the meaning set forth in Section 2(c)(iv).

“Registration Statement” means a registration statement filed pursuant to the terms hereof and which covers the resale by the Holders, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein. For the avoidance of doubt, “Registration Statement” means the initial registration statement described above in this paragraph and any additional registration statement or registration statements that are needed to sell additional Registrable Securities with the effect that the obligations of the Company under this Agreement also extend to such additional registration statement or registration statements, in all cases, as specified in this Agreement.

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“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” has the meaning set forth in the preamble.

“Subsequent Form S-3” has the meaning set forth in Section 3(n).

“Suspension Event” has the meaning set forth in Section 2(b).

“Suspension Notice” has the meaning set forth in Section 2(b).

“Suspension Period” has the meaning set forth in Section 2(b).

“Trading Market” means whichever of the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or such other United States registered national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

2.	Registration.

(a) Mandatory Registration. As soon as reasonably practicable after the date hereof, but in any event, no later than the Filing Deadline, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1, and if for any reason the Company is not then eligible to register for resale the Registrable Securities on Form S-1, then another appropriate form for such purpose). The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than the Effectiveness Deadline, and shall use its reasonable best efforts to keep the Registration Statement (or a Subsequent Form S-3) continuously effective under the Securities Act until such date when all Registrable Securities covered by the Registration Statement cease to be Registrable Securities (the “Effectiveness Period”).

(b) Suspension Periods. Notwithstanding Section 2(a), the Company may, at any time (x) delay the filing or delay or suspend the effectiveness of a Registration Statement or any pending or potential Demand Underwritten Offering or (y) without suspending such effectiveness, deliver a notice (a “Suspension Notice”) that instructs any selling Holders not to sell any securities included in the Registration Statement, if any of the following events shall have occurred (each such circumstance, a “Suspension Event”): (i) the board of directors of the

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Company determines in good faith that (A) the Company intends to undertake an underwritten public offering in connection with a material transaction (provided, however, that to the extent the Company undertakes an underwritten public offering in connection with such transaction, Holders shall be entitled to the rights set forth in Section 2(f)); (B) disclosure of a material transaction that would otherwise be required to be disclosed due to such registration would have an adverse effect on the Company, including the Company’s ability to consummate such a material transaction, or (C) such registration or continued registration would render the Company unable to comply with the requirements of the Securities Act or Exchange Act; or (ii) solely in the case of foregoing clause (x), the board of directors of the Company determines in good faith after consultation with outside legal counsel for the Company that the Company is required by law, rule or regulation to supplement or amend a Registration Statement in order to ensure that it (or the Prospectus contained therein) does not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Upon the occurrence of any Suspension Event, the Company shall use its reasonable best efforts to resolve the Suspension Event and to file the applicable Registration Statement, to cause the applicable Registration Statement to become effective and/or to permit resumed use of the Registration Statement, as applicable, as soon as reasonably practicable. If the Company exercises a suspension under this Section 2(b), then during the period of such suspension (the “Suspension Period”), the Company shall not engage in any transaction involving the offer, issuance, sale or purchase of Company equity securities (whether for the benefit of the Company or a third person), except (A) transactions involving the issuance or purchase of Company equity securities as contemplated by employee benefit plans or employee or director arrangements and (B) in connection with a transaction described in clause (i) of this Section 2(b). The Company shall provide such notice within three calendar days after the occurrence of a Suspension Event. A single Suspension Period shall not exceed 30 days and the total number of days subject to a Suspension Period during any consecutive 12-month period shall not exceed 45 days. The Holders may recommence effecting offers and sales of the Registrable Securities pursuant to the applicable Registration Statement following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders promptly, and no later than three calendar days following the conclusion of any Suspension Event and its effect and, in any event, during the permitted 30-day Suspension Period. The filing of any prospectus by the Company relating to an underwritten offering of Common Stock shall be deemed an End of Suspension Notice.

(c) Additional Interest. The parties hereto agree that the Holders will suffer damages if the Company fails to fulfill its obligations under this Section 2 and that, in such case, it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if:

(i) the Company does not file a Registration Statement by the Filing Deadline;

(ii) a Registration Statement is not declared effective by the Commission on or before the applicable Effectiveness Deadline;

(iii) the Company extends any Suspension Period beyond 45 days during any consecutive 12-month period; or

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(iv) a Registration Statement is filed and declared effective but, during the applicable Effectiveness Period, a Registration Statement is not effective for any reason or the Prospectus contained therein is not available for use for any reason, including by reason of its withdrawal or termination pursuant to Section 3(e), or, other than by reason of a Suspension Period as provided in Section 2(b), will fail to be usable for its intended purpose without such disability being cured within 10 Business Days by an effective post-effective amendment to such Registration Statement, a supplement to the Prospectus, a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such failure or the effectiveness of a Subsequent Form S-3, and either (x) the Company fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c); or (y) the Company fails to satisfy any condition set forth in Rule 144(i)(2) as a result of which any of the Holders are unable to sell Registrable Securities without restriction under Rule 144 (including, without limitation, volume restrictions) (each such event referred to in foregoing clauses (i) through (iv), a “Registration Default”), then in such event as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities and not as a penalty (which remedy will not be exclusive of any other remedies available at law or equity), the Company hereby agrees to pay to each Holder, subject to Section 2(d), aggregate additional interest (“Additional Interest”) equal to 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.50% per annum during each subsequent 90-day period; provided that in no event shall the Additional Interest exceed 2.000% per annum, on all outstanding Notes (and all outstanding Conversion Shares to the extent Conversion Shares have been issued with respect to any Notes prior to the occurrence of the Registration Default and such Conversion Shares remain Registrable Securities); provided that the payment of Additional Interest on any such Conversion Shares will be calculated based on the principal amount of the Notes as a result of conversion of which such Conversion Shares were issued; provided further that any such Additional Interest will cease to accrue to Holders hereunder when any such Registration Default will cease, be remedied or be cured.

(d) Holders’ Information.

(i) Information. The Company may require each applicable Holder to promptly furnish in writing to the Company such information regarding such Holder, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with such requested information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is legally required to be included in the applicable Registration Statement or Prospectus and such Holder continues to withhold such information.

(ii) Undertakings. Such selling Holder will enter into any undertakings and take such other action relating to the conduct of the proposed offering which the Company may reasonably request as being necessary to ensure compliance with federal and state securities laws and the rules or other requirements of FINRA.

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(iii) Discontinuance of Sales. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a Suspension Notice or a Discontinuance Notice from the Company, such Holder will forthwith discontinue any offers and sales of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company and the Holders acknowledge and agree that in no way shall this clause limit Holder’s ability to sell securities without using the Registration Statement.

(e) Demand Underwriting Registration Rights.

(i) Right to Demand Underwriting Registration. Subject to the other provisions of this Section 2(e), Holders will have the right, exercisable by written notice satisfying the requirements of Section 2(e)(ii) (a “Demand Registration Notice”) to the Company by any one or more Holders whose aggregate As-Converted Conversion Share Ownership Percentage exceeds 50% (such Holders, the “Demanding Notice Holders”), to require the Company to register, under the Securities Act, an underwritten public offering (a “Demand Underwritten Offering”) of Registrable Securities in accordance with this Section 2(e); provided, however, that no Demand Registration Notice may be delivered, or will be effective if:

(1) a prior Demand Underwritten Offering is pending or in process, and is not withdrawn, at the time such Demand Registration Notice is delivered;

(2) the Company has already effected two Demand Underwritten Offerings (excluding, for the avoidance of doubt, Block Trades) under this Section 2(e)(i) in the immediately preceding 12 month period;

(3) it is delivered during a Suspension Period; or

(4) the aggregate market value of the Registrable Securities of such Holder(s) to be included in the requested Demand Underwritten Offering is less than $10,000,000 (unless such Registrable Securities constitute all of the Registrable Securities then outstanding and relating to the Notes that were issued pursuant to the NPA).

(ii) Contents of Demand Registration Notice. Each Demand Registration Notice sent by any Demanding Notice Holder(s) must state the following:

(1) the name of, and contact information for, each such Demanding Notice Holder(s) and the number of outstanding Registrable Securities held by each such Demanding Notice Holder;

(2) the desired date of the Offering Launch Time for the requested Demand Underwritten Offering, which desired date cannot (without the Company’s consent, which will not be unreasonably withheld or delayed) be earlier than 10 Business Days after the date such Demand Registration Notice is delivered to the Company; and

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(3) the number of Registrable Securities that are proposed to be sold by each such Demanding Notice Holder.

(iii) Participation by Holders Other Than the Demanding Notice Holder(s). If the Company receives a Demand Registration Notice sent by one or more Demanding Notice Holders but not by all Holders, then:

(1) the Company shall, within one Business Day, send a copy of such Demand Registration Notice to each Holder other than such Demanding Notice Holders; and

(2) subject to Section 2(e)(vi), the Company shall use its reasonable best efforts to include, in the related Demand Underwritten Offering, Registrable Securities of any such Holder that has requested such Registrable Securities to be included in such Demand Underwritten Offering pursuant to a joinder notice that complies with subsection (A) below.

(A) To include any of its Registrable Securities in such Demand Underwritten Offering, a Holder must deliver to the Company, no later than the first Business Day after the date on which it receives the Demand Registration Notice pursuant to subsection (1) above, a written instrument, executed by such Holder, joining in such Demand Registration Notice, which instrument contains the information set forth in Section 2(e)(ii) with respect to such Holder.

(iv) Certain Procedures Relating to Demand Underwritten Offerings.

(1) Obligations and Rights of the Company. Subject to the other terms of this Agreement, upon its receipt of a Demand Registration Notice, the Company shall (A) designate a Demand Registration Statement, in accordance with the definition of such term and this Section 2(e), for the related Demand Underwritten Offering; and (B) use its reasonable best efforts to effect such Demand Underwritten Offering in accordance with the reasonable requests set forth in such Demand Registration Notice or the reasonable requests of the Holder(s) of a majority of the Registrable Securities included in such Demand Underwritten Offering (the “Demand Underwritten Offering Majority Holders”), and cooperate in good faith with the Demand Underwritten Offering Majority Holders in connection therewith. The Company will be entitled to rely on the authority of the Demand Underwritten Offering Majority Holders of any Demand Underwritten Offering to act on behalf of all Holders that have requested any securities to be included in such Demand Underwritten Offering.

(2) Designation of the Underwriting Syndicate. The Managing Underwriters, and any other underwriter, for any Demand Underwritten Offering will be selected by the applicable Demand Underwritten Offering Majority Holders with the approval of the Company (which will not be unreasonably withheld or delayed).

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(3) Authority of the Demand Underwritten Offering Majority Holders. The Demand Underwritten Offering Majority Holders for any Demand Underwritten Offering will have the following rights with respect to such Demand Underwritten Offering, which rights, if exercised, will be deemed to have been exercised on behalf of all Holders that have requested any securities to be included in such Demand Underwritten Offering:

(A) in consultation with the Managing Underwriters for such Demand Underwritten Offering, to determine the Offering Launch Time, which date must comply with limitations thereon set forth in Section 2(e)(ii)(2);

(B) to determine the structure of the offering;

(C) to negotiate any related underwriting agreement and its terms, including the amount of securities to be sold by the applicable Holders pursuant thereto and the offering price of, and underwriting discount for, such securities; provided, however, that the Company will have the right to negotiate in good faith all of its representations, warranties and covenants, and indemnification and contribution obligations, set forth in any such underwriting agreement; and

(D) withdraw such Demand Underwritten Offering by proving written notice of such withdrawal to the Company.

(4) Confidentiality. Each Holder agrees to treat as confidential information, its delivery or receipt of any Demand Registration Notice and the information contained therein, including the related Demand Underwritten Offering.

(v) Conditions Precedent to Inclusion of a Holder’s Registrable Securities. Notwithstanding anything to the contrary in this Section 2(e), the right of a Holder to include any of its Registrable Securities in any Demand Underwritten Offering will be subject to the following conditions:

(1) the execution and delivery, by such Holder or its duly authorized representative or power of attorney, of any related underwriting agreement and such other agreements or instruments (including customary “lock-up” agreements, custody agreements and powers of attorney), if any, as may be reasonably requested by the Managing Underwriters for such Demand Underwritten Offering; and

(2) the provision, by such Holder no later than the Business Day immediately after the request therefor, of any information reasonably requested by the Company or such Managing Underwriters in connection with such Demand Underwritten Offering.

(vi) Reduction of Offering. If the total number of securities requested to be included in a Demand Underwritten Offering pursuant to this Section 2(e) or a Piggy-Back Transaction exceeds the Maximum Successful Underwritten Offering Size for such offering, then the number of securities to be offered shall be reduced to a number that, in the opinion of such Managing Underwriter(s) can be sold without having such an adverse effect, and such number of securities shall be allocated as follows:

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(A) in the event of a Demand Underwritten Offering, the securities to be included in such Demand Underwritten Offering shall be allocated: (i) first to the Holders that have requested to participate in such Demand Underwritten Offering, pro rata based on the total number of Registrable Securities then held by them and (ii) second, to other persons (including the Company).

(B) in the event of a Piggy-Back Transaction, the securities to be included in such Piggy-Back Transaction shall be allocated: (i) first to the Company, (ii) second, and only if all of the securities referred to in clause (i) have been included, to the Holders that have requested to participate in such Piggy-Back Transaction and (iii) third, to any other securities eligible for inclusion in such Piggy-Back Transaction (it being understood that there are no such eligible securities as of the date of this Agreement).

(f) Piggy-Back Transactions. If the Company proposes to file with the Commission a registration statement, prospectus, or offering statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity or equity-linked securities (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity or equity-linked securities to be issued solely in connection with any acquisition of any entity or business (or a business combination subject to Rule 145 under the Securities Act) or equity or equity-linked securities issuable in connection with the Company’s stock option or other employee benefit plans), or a dividend reinvestment or similar plan or rights offering (a “Piggy-Back Transaction”), then the Company shall deliver to each Holder a written notice of such determination and, if within 15 calendar days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement or offering statement all or any part of such Registrable Securities that such Holder requests to be registered; provided, however, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(f) that are the subject of a then-effective Registration Statement. The Company may postpone or withdraw the filing or the effectiveness of a piggy-back registration at any time in its sole discretion. The Company shall not grant piggy-back registration rights to any holders of its Common Stock or securities that are convertible into its Common Stock that are senior to the rights of the Holders set forth in this Section 2(f).

3. Registration Procedures. In connection with the Company’s obligations to effect a registration pursuant to Section 2(a), the Company and, as applicable, the Holders, shall do the following:

(a) FINRA Cooperation. The Company and the Holders shall cooperate and assist in any filings required to be made with FINRA.

(b) Right to Review Prior Drafts. Not less than 5 Business Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, the Company shall furnish to each Holder drafts of the Registration Statement or any related Prospectus or any amendment or supplement thereto in the form in which the Company proposes to file them, which documents will be subject to the review of each such Holder. Each Holder will provide comments, if any, as soon as reasonably practicable after the date such

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materials are provided. The Company shall not file a Registration Statement, any Prospectus or any amendments or supplements thereto (i) to which such Holders shall reasonably object in writing or (ii) in which such documents differ in any material respect from the drafts previously received by such Holder. Each Holder whose Registrable Securities are to be sold pursuant to a Demand Underwritten Offering in accordance with Section 2(e) shall be afforded the same rights set forth in this Section 3(b) with respect to any Registration Statement or Prospectus or any amendment or supplement thereto which names such Holder.

(c) Right to Copies. The Company shall furnish to each Holder and the Managing Underwriters, if any, without charge, (i) at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (excluding those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, except if such documents are available on EDGAR; and (ii) as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Holder may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders or Managing Underwriters, as applicable, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(d) Notices. The Company shall promptly notify each Holder of Registrable Securities: (A) when the Prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission for any amendments or supplements to the Registration Statement or the Prospectus or for additional information; (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (E) of the happening of any event which it believes may make any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue, or of any material misstatement or omission, and which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading; (F) upon the occurrence of a Suspension Period (items (C) through and including (F) being a “Discontinuance Notice”); and (G) upon the conclusion of a Suspension Period. In addition, during the pendency of any Demand Underwritten Offering pursuant to Section 2(e), but other than during a Suspension Period, the Company shall provide notice to each Holder whose Registrable Securities are to be sold in such offering pursuant to the Registration Statement used in connection with the Demand Underwritten Offering, which Holders shall be afforded the same notice set forth in clauses (A) through (G) of this Section 3(d) relating to such Registration Statement.

(e) Withdrawal of Suspension Orders. The Company shall use its reasonable best efforts to respond as promptly as reasonably possible to any comments received from the Commission with respect to any Registration Statement or any amendment thereto and to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the suspension of the qualification of the Registrable Securities for sale in any jurisdiction, or to prevent any such suspension.

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(f) Supplements & Amendments. Subject to Sections 2(a) and 2(e), if required, based on the advice of the Company’s counsel, the Company shall prepare a supplement or post-effective amendment to a Registration Statement, the related Prospectus or any document incorporated therein by reference or file any other required document or, if necessary, renew or refile a Registration Statement prior to its expiration, so that, as thereafter delivered to the purchasers of the Registrable Securities, (A) the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (B) such Registration Statement remains continuously effective as to the applicable Registrable Securities for its applicable Effectiveness Period; (C) the related Prospectus may be supplemented by any required prospectus supplement, and as so supplemented may be filed pursuant to Rule 424 and (D) the Prospectus will be supplemented, if necessary, to update the disclosure of the number of shares that each Holder intends to sell, reflecting prior resales in accordance with guidance of the staff of the Commission (as such guidance may be substituted for, amended or supplemented by the staff of the Commission after the date of this Agreement). Furthermore, the Company shall take such actions as are required to name such Holder as a selling Holder in a Registration Statement or any supplement thereto and to include (to the extent not theretofore included) in such Registration Statement the Registrable Securities held by such Holder.

(g) Listing. The Company shall use its reasonable best efforts to cause all Conversion Shares that constitute Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which identical securities issued by the Company are then listed and, if not so listed, to be approved for listing on the national securities exchange on which the Company’s Common Stock is then listed.

(h) Transfer Agent & Registrar. The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the Effective Date of such Registration Statement.

(i) Certificates; Cooperation. The legend on any Registrable Securities covered by this Agreement shall be removed at the Company’s sole expense if (i) such Registrable Securities may be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) under the Securities Act, or (ii) such Registrable Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that the Holder of such Registrable Securities has provided all necessary documentation and evidence as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable Holder of Registrable Securities covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 3(i) as soon as reasonably practicable after the delivery of notice from such Holder that the conditions to removal are satisfied, as applicable (together with any documentation required to be delivered by such Holder pursuant to the immediately preceding sentence), which may include, among other things, causing to be delivered an opinion of the Company’s counsel to the Company’s transfer agent in a form and substance

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reasonably satisfactory to the transfer agent. The Company shall bear all transfer agent fees and fees of the Company’s counsel associated with the removal of a legend pursuant to this Section 3(i). Additionally, in connection with any non-marketed, non-underwritten offering taking the form of a Block Trade to a financial institution, “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or other disposition of Registrable Securities by any Holder, the Company shall use its reasonable best efforts to timely furnish any information or take any actions reasonably requested by the Holders in connection with such a Block Trade, including the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, in each case subject to receipt by the Company, its auditors and legal counsel of representation and documentation by such Persons to permit the delivery of such comfort letter and legal opinions.

(j) CUSIPs. The Company, if necessary, shall use its best efforts to provide a CUSIP number for the Registrable Securities, not later than the Effective Date of the Registration Statement.

(k) [Reserved.]

(l) Legal Counsel. Holders shall have the right to select one legal counsel (and any additional local counsel necessary to deliver any required legal opinions), each at the Company’s expense pursuant to Section 4, to review any Registration Statement or Prospectus prepared pursuant to Section 2 or this Section 3 and to advise on other matters related to offerings conducted pursuant to this Agreement, which in each case, as applicable, will be such counsel as designated by the Holders of a majority of the Registrable Securities then outstanding. The Company shall reasonably cooperate with such legal counsels’ reasonable requests in performing their obligations under this Agreement.

(m) Blue Sky. The Company shall, prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling Holders or Managing Underwriters, in the case of a Demand Underwritten Offering, in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws (“Blue Sky”) of all jurisdictions within the United States that the selling Holders or Managing Underwriters, in the case of a Demand Underwritten Offering, request in writing be covered, to keep each such registration or qualification (or exemption therefrom) effective during the applicable Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by any Registration Statement, including in connection with a Demand Underwritten Offering; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to become subject to any material tax in any such jurisdiction where it is not then so subject.

(n) Subsequent Form S-3. If, at the time of filing of a Registration Statement, the Company is not eligible to use Form S-3 for transactions involving secondary offerings and the Company is not otherwise eligible to incorporate by reference prospectively into such Registration Statement, then at such time as the Company becomes eligible to register transactions involving secondary offerings on Form S-3, the Company may file in accordance with the

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procedures outlined in this Section 3, including but not limited to all required notices to the Holders, an additional Registration Statement on Form S-3 to cover resales pursuant to Rule 415 of the Registrable Securities (a “Subsequent Form S-3”), and, only when such Subsequent Form S-3 has become or been declared effective by the Commission, the Company may withdraw or terminate the original Registration Statement; provided, however, that nothing in this Section 3(n) will be interpreted to limit the Company’s obligations pursuant to Section 2(a).

(o) Certain Covenants Relating to Underwritten Offerings. The following covenants will apply, in each case to the extent applicable, in connection with any Demand Underwritten Offering:

(i) Underwriting Agreement and Related Matters. The Company shall (1) execute and deliver any customary underwriting agreement or other agreement or instrument reasonably requested by the Managing Underwriters for such offering; (2) use its reasonable best efforts to cause such customary legal opinions, comfort letters, “lock-up” agreements and officers’ certificates to be delivered in connection therewith; and (3) cooperate in good faith with such Managing Underwriters in connection with the disposition of Registrable Securities pursuant to such offering.

(ii) Marketing and Roadshow Matters. The Company shall cooperate in good faith with the Managing Underwriters for such offering in connection with any marketing activities relating to such offering, including making available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Managing Underwriters.

(iii) FINRA Matters. The Company shall cooperate and assist in any filings required to be made with FINRA in connection with such offering.

4.	Registration Expenses.

All fees and expenses incident to the performance of or compliance with this Agreement by the Company will be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) related to compliance with applicable state securities or Blue Sky laws and (C) incurred in connection with the preparation or submission of any filing with FINRA); (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing Prospectuses); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Company and counsel pursuant to Section 3(l); (v) Securities Act liability insurance, if the Company so desires such insurance; (vi) fees and expenses of all other persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement and (vii) all of the Company’s own internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder; provided,

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however, that each selling Holder will pay (i) all underwriting discounts, commissions, fees and expenses and all transfer taxes with respect to the Registrable Securities sold by such selling Holder; (ii) any fees and expenses of legal counsel other than the counsel selected pursuant to Section 3(l) and (iii) all other expenses incurred by such selling Holder and incidental to the sale and delivery of the shares to be sold by such Holder.

5.	Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the directors, officers, partners, members and shareholders of each Holder and each person who controls any Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors and officers of any such controlling persons, in each case to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising solely out of or based upon, in the case of the Registration Statement or in any amendments thereto, any untrue or alleged untrue statement of a material fact contained therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or in the case of any Prospectus or form of prospectus, or in any amendment or supplement thereto, or in any preliminary prospectus, any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements or omissions (1) are made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Holder expressly for use in a Registration Statement or Prospectus, or (2) resulted from the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective and prior to the receipt of such notice by such Holder or an amended or supplemented Prospectus, but only if and to the extent that following the receipt of the notice or the amended or supplemented Prospectus the misstatement or omission giving rise to such Loss would have been corrected.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, partners, members and shareholders and each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors and officers of any such controlling persons, in each case to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising solely out of or based upon, in the case of the Registration Statement or in any amendments thereto, any untrue or alleged untrue statement of a material fact contained therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or in the case of any Prospectus or form of prospectus, or in any amendment or supplement thereto, or in any preliminary prospectus, any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to the extent, but only to the extent, that such untrue statements or omissions (1) are made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Holder expressly for

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use in a Registration Statement or Prospectus, or (2) resulted from the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective and prior to the receipt of such notice by such Holder or an amended or supplemented Prospectus, but only if and to the extent that following the receipt of the notice or the amended or supplemented Prospectus the misstatement or omission giving rise to such Loss would have been corrected; provided, however, that the obligation to indemnify will be several and not joint and in no event will the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by any such selling Holder upon the sale of the Registrable Securities under the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. For a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Claim”), such Indemnified Party must notify the indemnifying party (“Indemnifying Party”) in writing, and in reasonable detail, of the Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court filings and related papers) received by the Indemnified Party relating to the Claim.

If a Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation in writing to indemnify the Indemnified Party therefor, to assume at its cost the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and to settle such suit, action, Claim or proceeding in its discretion with an unconditional full release of the Indemnified Party and no admission of fault, liability, culpability or a failure to act by or on behalf of the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation to the amount of Losses for which the Indemnifying Party is responsible pursuant to its indemnification obligations. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Indemnifying Party has materially failed to defend, contest or otherwise protest in a timely manner against Claims or (ii) such Indemnified Party reasonably objects to such assumption on the grounds that there are defenses available to it which are different from or in addition to the defenses available to such Indemnifying Party and, as a result, a conflict of interest exists. Subject to the limitations in the preceding sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Claim, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of such Claim. Such cooperation shall include

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the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

The obligations of the Company and the Holders under this Section 5 shall survive completion of any offering of Registrable Securities pursuant to a Registration Statement and the termination of this Agreement. The Indemnifying Party’s liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder.

(d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 5(a) or 5(b) was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 5. Notwithstanding the provisions of this Section 5, no Holder will be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Other. The indemnity and contribution agreements contained in this Section 5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

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6.	Miscellaneous.

(a) Notices. All notices or other communications hereunder shall be in writing and will be given by (i) personal delivery, (ii) courier or other delivery service which obtains a receipt evidencing delivery, (iii) registered or certified mail (postage prepaid and return receipt requested) or (iv) email, to such address as may be designated from time to time by the relevant party, and which will initially be:

(i) in the case of the Company:

5E Advanced Materials, Inc.

19500 State Highway 249, Suite 125

Houston, Texas 77070

Attn: [•]

Email: [•]

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

[•]

(ii) in the case of the Purchaser, to the address set forth below each such Purchaser’s name on the signature page attached hereto.

Notices to Holders shall be provided to the address set forth below each such Holder’s name on the signature page attached hereto. All notices and other communications will be deemed to have been given (i) if delivered by the United States mail, three Business Days after mailing (five Business Days if delivered to an address outside of the United States), (ii) if delivered by a courier or other delivery service, one Business Day after dispatch (two Business Days if delivered to an address outside of the United States) and (iii) if personally delivered or sent by email, upon receipt by the recipient or its agent or employee (which, in the case of a notice sent by email, will be the time and date indicated on the transmission confirmation receipt). No objection may be made by a party to the manner of delivery of any notice actually received in writing by an authorized agent of such party.

(b) Governing Law; Jurisdiction; Jury Trial; etc. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof. Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby.

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(c) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby waives the defense in any action for specific performance that a remedy at law would be adequate.

(d) Complete Agreement; Modifications. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended, altered or modified only by a writing signed by the Company and the Holders of a majority of the Registrable Securities then outstanding.

(e) Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

(f) Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

(g) No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to the Holders by this Agreement.

(h) Assignment; Successors and Assigns. Except as expressly provided in this Agreement, the rights and obligations of the Holders under this Agreement shall not be assignable by any Holder to any Person that is not a Holder without the written consent of the Company; provided, however, that such rights and obligations may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided, that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. The rights and obligations of the Company under this Agreement shall not be assignable by the Company to any other Person.

(i) Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

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(j) Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

(k) Attorneys’ Fees. Should any litigation be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding will be entitled, in addition to such other relief as may be granted, to the attorneys’ fees and court costs incurred by reason of such litigation.

(l) Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing or withdrawal of any Registration Statement or Piggy-Back Transaction, or any event that would lead to a Suspension Event as contemplated by Section 2(b); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2, and such Holder shall no longer be entitled to the rights associated with any such notice. Each Holder that has delivered an Opt-Out Notice will notify the Company in writing at least two Business Days in advance of its intended use of an effective Registration Statement. If a Suspension Notice was previously delivered (or would have been delivered but for the provisions of this Section 6(l)) and the Suspension Event remains in effect, the Company shall so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Event, and thereafter will provide such Holder with the related End of Suspension Notice immediately upon its availability.

(m) Headings. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

(n) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank, Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUER:

5E ADVANCED MATERIALS, INC.

By:
Name:	Paul Weibel
Title:	Chief Financial Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

PURCHASER:

BEP SPECIAL SITUATIONS IV LLC

By:
Name:	Jonathan Siegler
Title:	Managing Director

Purchaser Address for Notice:

[Signature Page to Registration Rights Agreement]